Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of May 29, 2003

Among

FISHER BROADCASTING COMPANY,

FISHER BROADCASTING – PORTLAND RADIO, L.L.C.,

ENTERCOM PORTLAND, LLC

and

ENTERCOM PORTLAND LICENSE, LLC

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as of May 29, 2003, by and among Fisher Broadcasting Company, a Washington corporation (“Fisher Broadcasting”), Fisher Broadcasting – Portland Radio, L.L.C., a Delaware limited liability company (“Fisher Radio” and together with Fisher Broadcasting, the “Fisher Entities”), Entercom Portland, LLC, a Delaware limited liability company (“Entercom Portland”), and Entercom Portland License, LLC, a Delaware limited liability company (“Entercom Portland License” and together with Entercom Portland, “Buyer”).

W I T N E S S E T H:

WHEREAS, The Fisher Entities are engaged in the business of owning and operating radio broadcast stations KWJJ-FM and KOTK(AM), licensed to Portland, Oregon (together, the “Stations”);

WHEREAS, Fisher Radio holds the broadcast licenses issued by the FCC and used in the operation of the Stations; and

WHEREAS, the Fisher Entities desire to sell to Buyer, and Buyer desires to purchase from the Fisher Entities, substantially all of the assets used or held for use in the operation of the Stations, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and with the intention of being legally bound, it is hereby agreed among the Fisher Entities and Buyer as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Access Easements” has the meaning specified in Section 5.18.

“Adjustment Time” has the meaning specified in Section 2.11.

“Administrative Violation” has the meaning specified in Section 5.9.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“APA Transferred Employees” has the meaning specified in Section 6.2(b).

“Appraisal Firm” has the meaning specified in Section 2.10.

“Asset Allocation” has the meaning specified in Section 2.10.

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Balance Sheet Date” has the meaning specified in Section 3.3(a).

“Balance Sheets” has the meaning specified in Section 3.3(a).

“Barter Agreements” shall mean contracts for the sale of time on the Stations in exchange for programming.

“Business” has the meaning specified in Section 2.1.

“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).

“Buyer” has the meaning specified in the introductory paragraph hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder as of the date hereof and as of Closing.

“Claim Notice” has the meaning specified in Section 9.3(b).

“Closing Date Adjustments” has the meaning specified in Section 2.11(a).

“Closing Date” has the meaning specified in Section 2.4.

“Closing” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“Covenantor” has the meaning specified in Section 6.4.

“Damaged Asset Cap” has the meaning specified in Section 11.12(a).

“Damaged Assets” has the meaning specified in Section 11.12(a).

“Deposit” has the meaning specified in Section 2.5.

“Employee Plans” has the meaning specified in Section 3.21(a).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions on transfer, assignment or use of any kind.

“Entercom AM Licenses” means the licenses issued by the FCC and held by Entercom to operate AM stations KSLM(AM), KKSN(AM) and KFXX(AM).

“Entercom FM Licenses” means the licenses issued by the FCC and held by Entercom to operate AM stations KKSN(FM), KRSK(FM), KGON(FM) and KNRK(FM).

“Environmental Assessment” has the meaning specified in Section 5.6.

“Environmental Conditions” means the state of the environment, including natural resources (e.g. flora and fauna), soil, surface water, ground water, any drinking water supply, subsurface strata or ambient air.

“Environmental Laws” means all applicable federal, state and local laws, all applicable rules, written guidelines, and regulations promulgated thereunder, and all applicable orders, consent decrees, judgments, governmental notices, permits and governmental demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials that are in effect as of the date hereof and as of the Closing. Environmental Laws shall include, without limitation, CERCLA, as amended, RCRA, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any Governmental Body that are enacted and in effect as of the date hereof and as of the Closing.

“Environmental Reports” means any and all written analyses, summaries or explanations relating to (i) any Environmental Conditions in, on or about the Real Property or (ii) Fisher Entities’ compliance with, or liability under, any Environmental Laws.

“ERISA Affiliate” means any person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), any trade or business which is under common control within the meaning of Code Section 414(c), and any affiliated service group, within the meaning of Code Section 414(m) or (o), of which either Fisher Entity is (or at any relevant time was) a member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning specified in Section 2.5.

“Escrow Agreement” has the meaning specified in Section 2.5.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Expense” means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FAA” means the Federal Aviation Administration.

“FCC Consent” means action by the FCC granting its consent to the assignment to Buyer (or Affiliates of Buyer if assigned as permitted pursuant to Section 11.5) of the FCC Licenses as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC, subject to administrative or judicial reconsideration or review.

“FCC Licenses” has the meaning specified in Section 3.9(a).

“FCC” means the Federal Communications Commission.

“Final Order” means an order or action of the FCC that, by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration or review.

“Fisher Ancillary Agreements” has the meaning specified in Section 3.2(a).

“Fisher Board Approval” has the meaning specified in Section 3.2(a).

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 3.8.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, infectious, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws but excluding materials occurring naturally at or about any facility. By way of example only, the term Hazardous Materials includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, acids, metals, solvents and waste waters.

“Indemnified Party” has the meaning specified in Section 9.3.

“Indemnitor” has the meaning specified in Section 9.3.

“Intellectual Property” has the meaning specified in Section 3.13(a).

“IRS” means the Internal Revenue Service.

“Knowledge of the Fisher Entities” has the following meaning: the Fisher Entities will be deemed to have “Knowledge” of a particular fact or other matter if (a) the President of Fisher Broadcasting, the General Manager of the Stations or the Chief Engineer of the Stations has actual knowledge of such fact or other matter, or if any of the foregoing individuals could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of making a reasonable inquiry into such areas of the Business that are under such individual’s general area of responsibility, or (b) the Business Manager (if and to the extent the position of Business Manager is filled at the time of execution hereof or at the time of Closing) of the Stations has actual knowledge of such fact or other matter.

“Identified Environmental Conditions” has the meaning specified in Section 5.6.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Liquidated Damages Amount” shall have the meaning specified in Section 10.2(a).

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means a material adverse effect on the business, operations, or financial condition of the Stations, the Business, the Purchased Assets, or on the ability of the Fisher Entities to consummate the transactions contemplated hereby, or any event or condition which would reasonably be expected, with the passage of time, to constitute such a “material adverse effect,” other than changes generally applicable to the economy or the radio broadcasting industry in general.

“Material Station Agreements” has the meaning specified in Section 5.5.

“Negative Trade Balance” has the meaning specified in Section 5.16(b).

“Owned Towers” has the meaning specified in Section 3.9(d).

“Payment Date” has the meaning specified in Section 2.11.

“Permitted Encumbrance” means (a) a lien for Taxes, assessments or other governmental charges which are not yet due and payable, (b) a lien for mechanic’s, materialmen’s and similar encumbrances with respect to any amounts not yet due and payable, and (c) a lien securing payments under the Personal Property Leases set forth in Schedule 3.12.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

“Personal Property Leases” has the meaning specified in Section 3.12.

“Personal Property” has the meaning specified in Section 3.11.

“Pre-Closing Straddle Period” means the portion of any Straddle Period that ends on the Closing Date.

“Proposed Acquisition Transaction” has the meaning specified in Section 5.13.

“Purchase Price” has the meaning specified in Section 2.6.

“Purchased Assets” has the meaning specified in Section 2.1.

“Public Filings” has the meaning specified in Section 6.6.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder as of the date hereof and as of Closing.

“Real Property Leases” has the meaning specified in Section 3.10(d).

“Real Property” has the meaning specified in Section 3.10(a).

“Receivable” has the meaning specified in Section 2.12.

“Regulatory Termination Fee” shall have the meaning specified in Section 10.2(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Required Consent” has the meaning specified in Section 8.6.

“Requirements of Law” means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.

“Schedule 3.16 Contract” has the meaning specified in Section 6.2(a).

“Schedule 9.1(ix) Contracts” means the contracts set forth on Schedule 9.1(ix).

“Specified Event” has the meaning specified in Section 11.12(b).

“Station Agreements” has the meaning specified in Section 3.18(a).

“Station Licenses” has the meaning specified in Section 2.1(a).

“Station” has the meaning specified in the first recital hereof.

“Station Trust Application” has the meaning specified in Section 5.8(b).

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local or foreign, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Body.

“TBA” means the Time Brokerage Agreement to be executed and delivered by the Fisher Entities and Buyer contemporaneously with the execution and delivery of this Agreement.

“TBA Effective Date” means the effective date of the TBA as defined in Section 2.2 of the TBA.

“TBA Transferred Employees” has the meaning specified in Section 6.2(a).

“Time Sales Agreements” shall mean contracts for the sale of time on the Stations for cash.

“Title Commitments” has the meaning specified in Section 5.17(b).

“Title Defect” has the meaning specified in Section 5.17(a).

“Trade Agreements” shall mean contracts for the sale of time on the Stations in exchange for merchandise or services used or useful for the benefit of the Stations, excluding Barter Agreements.

“Transfer Application” has the meaning specified in Section 5.3(a).

“Transfer Opposition” has the meaning specified in Section 8.3.

“Transfer Restraint” means any of the following: (a) any objection, opposition or other filing that is made raising issues concerning the Transfer Application that is based on Buyer’s qualifications as the licensee of the Stations due to a change in the FCC’s radio multiple ownership rules relating to the definition of radio markets that makes the acquisition of the Stations by the Buyer impermissible due to Buyer’s proposed station ownership; (b) the Transfer Application being designated for hearing by the FCC if such designation for hearing is based on Buyer’s qualifications as the licensee of the Stations due to a change in the FCC’s radio multiple ownership rules relating to the definition of radio markets that makes the acquisition of the Stations by the Buyer impermissible due to Buyer’s proposed station ownership; or (c) the FCC Consent not being granted because of Buyer’s qualifications as the licensee of the Stations due to a change in the FCC’s radio multiple ownership rules relating to the definition of radio markets that makes the acquisition of the Stations by the Buyer impermissible due to Buyer’s proposed station ownership.

ARTICLE 2.

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Fisher Entities shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from the Fisher Entities, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties, and business (excepting only the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used, held for use, or otherwise relating to the Stations or the business of the Stations (the “Business”) (herein collectively referred to as the “Purchased Assets”), including, without limitation, all right, title and interest of the Fisher Entities in, to and under:

(a) All licenses, permits, permissions and other authorizations relating to the operation of the Stations issued by the FCC or any other governmental agency, including but not limited to those listed on Schedules 3.8 and 3.9(a) (the “Station Licenses”), all rights to use of the Stations’ call letters, and all applications for modification, extension or renewal of the Station Licenses, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date, including, but not limited to, those listed on Schedule 3.9(a);

(b) All accounts receivable generated by the Business for periods commencing on the TBA Effective Date and continuing as long as the TBA is in effect and receivables due to the Stations pursuant to the Trade Agreements, but excluding any amounts payable by Buyer to the Fisher Entities in accordance with the TBA.

(c) The Real Property described in Schedule 3.10(a) and any option, right or contract to purchase, lease, possess or occupy real property described in Schedule 3.10(d);

(d) All machinery, equipment (including computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other personal property owned by the Fisher Entities, which is used in the Stations or the Business, including, without limitation, the items listed or referred to in Schedule 3.11(a), but excluding any such property disposed of by the Fisher Entities or Buyer between the date hereof and the Closing Date in accordance with the terms of this Agreement and the TBA;

(e) The Personal Property Leases and the personal property leased thereunder listed in Schedule 3.12;

(f) The trademarks, trade names, service marks, and copyrights (and all goodwill associated therewith), registered or unregistered, owned by the Fisher Entities, relating to the Stations or the Business, any applications for registration thereof, any patents and applications therefor, and any licenses or other rights of the Fisher Entities relating to any of the foregoing or to any intellectual property of any third party, including, without limitation, the items listed in Schedule 3.13(a);

(g) (i) All Time Sales Agreements made in the ordinary course of the Business and consistent with past practice, (ii) the contracts, agreements or understandings set forth on Schedule 3.17(a) and designated on such Schedule as an “Assumed Contract,” and (iii) any other contract, agreement or understanding (evidenced in writing) entered into by the Fisher Entities in respect of the Business that (A) is of the nature described in subsection (ii), (iii) or (vi) of Section 3.17(b) but which, by virtue of its specific terms, is not required to be listed in Schedule 3.17(a); (B) is entered into after the date hereof consistent with the provisions of Sections 5.4 and 5.16 of this Agreement or by or at the direction of Buyer in accordance with the provisions of the TBA; or (C) Buyer specifically agrees to assume;

(h) All advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information used in or relating to the Business, the Purchased Assets or the Stations;

(i) All rights, claims or causes of action of the Fisher Entities against third parties arising under warranties from manufacturers, vendors and others in connection with the Purchased Assets, the Stations or the Business;

(j) All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by the Fisher Entities in connection with the operation of the Business prior to the Closing Date for goods or services;

(k) All jingles, slogans, commercials and other promotional materials used in or relating to the Stations or the Business;

(l) Licensee’s rights to all computer programs used primarily in connection with the operation of the Business, the Purchased Assets or the Stations for the three years before the TBA Effective Date, copies of all records relating to Taxes that pertain to the Stations or the Purchased Assets, copies of monthly financial reports and such detailed records as Buyer reasonably requests, all as relating to Fisher Radio and the assets, properties, business and operations of the Business, the Purchased Assets, or the Stations including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence, but excluding any books and records (including computer programs) relating to a business of the Fisher Entities unrelated to the Business, the Purchased Assets, or the Stations or otherwise described in Section 2.2; and

(m) Subject to the other provisions of this Agreement, all other assets or properties not referred to above which are reflected on the April 30, 2003 Balance Sheets of the Stations or acquired by the Fisher Entities for use by the Stations or in connection with the operation of the Business in the ordinary course of the Business after the Balance Sheet Date but prior to Closing, except (i) any such assets or properties disposed of after the Balance Sheet Date in the ordinary course of the Business consistent with the terms of this Agreement and the TBA, and (ii) Excluded Assets.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) All cash and cash equivalents (including any marketable securities or certificates of deposit) of the Fisher Entities;

(b) All claims, rights and interests of the Fisher Entities in and to any refunds for Taxes paid in respect of the Stations or the Business for periods ending on or prior to the Closing Date (subject to claims of Buyer for proration of property and other Taxes or fees of any nature whatsoever under this Agreement and the TBA);

(c) Any rights, claims or causes of action of the Fisher Entities against third parties relating to the assets, properties, business or operations of the Business, the Purchased Assets or the Stations, to the extent they relate to the period prior to the Closing;

(d) All bonds, letters of credit, intercompany notes and similar items, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

(e) Each Fisher Entity’s corporate seal, corporate minute books, stock record books, corporate records relating to incorporation and capitalization, financial accounting records (except as provided in Section 2.1(l)), Tax Returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);

(f) (i) The contracts, agreements or understandings of the Fisher Entities which are not listed on Schedule 3.17(a) that otherwise would be required to be listed thereon if such contracts, agreements or understandings were to be assigned to Buyer hereunder, (ii) the contracts, agreements or understandings of the Fisher Entities listed in Schedule 3.17(a) and not designated on such Schedule as an “Assumed Contract,” and (iii) any contract, agreement or understanding either listed on Schedule 3.17(a) or not required to be listed thereon which has expired prior to the Closing Date;

(g) Any trade name, trademarks, service marks or logos using or incorporating the phrases “Fisher” or “Fisher Broadcasting” or any portion of any logo containing such phrases;

(h) All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities and not relating to the Business, the Purchased Assets, the Stations or the Assumed Liabilities;

(i) All trusts, trust assets, trust accounts, reserves, insurance policies, or other assets, including, but not limited to, those listed in Schedule 3.21 relating to employees or to funding the employee benefit plans, agreements or arrangements sponsored, maintained, contributed to, or administered by the Fisher Entities;

(j) Any rights of, or payment due to, the Fisher Entities under or pursuant to this Agreement, the TBA or the other agreements with Buyer contemplated hereby;

(k) All accounts receivable arising out of the operation of the Business for periods prior to the TBA Effective Date;

(l) The Fisher Entities’ intranet service and related connections;

(m) The real property owned by Fisher Radio at N.E. Rocky Butte Road in Portland, Oregon, and at Elderberry Road near Seaside, Oregon, as more fully described on Schedule 2.2;

(n) All accounting and human resources software (PeopleSoft) used or licensed by the Fisher Entities prior to the Closing Date;

(o) The assets and properties described on Schedule 2.2.

Section 2.3 Assumption of Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to the Fisher Entities an undertaking and assumption, in a form reasonably acceptable to the Fisher Entities, pursuant to which Buyer shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of the Fisher Entities (except to the extent such obligations and liabilities constitute Excluded Liabilities):

(i) All liabilities and obligations under Environmental Laws related to, associated with or arising out of (in each case provided that any condition giving rise to such liability or obligation did not exist prior to the Closing and excluding all liabilities and obligations arising out of or caused by the Fisher Entities’ actions prior to the Closing) (A) the occupancy, operation, use or control of any of the Real Property after the Closing or (B) the operation of the Business by Buyer after the Closing, including, without limitation, any Release or storage of any Hazardous Materials on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third party at which Hazardous Materials generated by the Business were sent after the Closing;

(ii) All liabilities and obligations that accrue after the Closing under the Governmental Permits, Station Licenses, Real Property Leases, Personal Property Leases, Station Agreements, and the other Purchased Assets assigned to and assumed by Buyer at Closing; and

(iii) All liabilities and obligations that arise with respect to events occurring after the Closing relating to the operation of the Stations, the Business and ownership of the Purchased Assets by Buyer.

All of the foregoing to be assumed by Buyer hereunder are referred to herein as the “Assumed Liabilities.”

(b) Buyer shall not assume or be obligated for any, and the Fisher Entities shall solely retain, pay, perform, defend and discharge all, liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer under Section 2.3(a) or under the TBA and, notwithstanding anything to the contrary in Section 2.3(a), including, without limitation the following (herein referred to as “Excluded Liabilities”):

(i) All liabilities and obligations arising or relating to events prior to the Closing in connection with the operation of the Stations, the Business and the ownership of the Purchased Assets;

(ii) Any Taxes which arise from the operation of the Stations, the Business or the ownership of the Purchased Assets for periods or portions of periods that end on or prior to the Adjustment Time, other than any such liabilities and obligations for Taxes in respect of which, and only to the extent that, an adjustment is made to the Purchase Price in favor of Buyer pursuant to Section 2.11, which are included in the Assumed Liabilities;

(iii) Any liability or obligation in respect of indebtedness for borrowed money or any intercompany payable of the Fisher Entities or any of their Affiliates;

(iv) Except to the extent caused by the negligent acts or omissions of Buyer, all liabilities and obligations under Environmental Laws related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property at any time or by any party prior to the Closing or (B) the operation of the Business prior to the Closing, including, without limitation, any Release or storage of any Hazardous Materials prior to the Closing on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third party at which Hazardous Materials generated by the Business were sent prior to the Closing;

(v) Any liabilities or obligations, whenever arising (i) related to, associated with or arising out of (A) any pension, profit sharing, retirement, health and welfare employee benefit plan or other employee benefit plan, program or arrangement of the Fisher Entities providing any of the benefits described in 3(1) or 3(2) of ERISA, (B) any collective bargaining agreement (including without limitation item 1 on Schedule 3.16); and (C) any agreement, arrangement, or practice, whether written or oral, for employment, consulting, severance, vacation, retirement, post-retirement, bonus, stay bonus, deferred compensation, cash- or stock-based, incentive compensation, stock ownership, stock options, stock appreciation rights, stock purchase rights, phantom stock rights, insurance, worker’s compensation, disability, unemployment, medical, or other benefit, including any agreement, arrangement, or practice relating to accrued salary, payroll and wages, overtime rates, accrued sick pay, accrued comp. time, accrued vacation, and the proper classification of individuals providing services to the Fisher Entities or the Stations as independent contractors or employees, as the case may be; and (ii) relating to any current, former or retired employees, including but not limited to those plans, programs or arrangements listed in Schedule 3.21, the obligation to provide continuation coverage as defined in Section 4980B of the Code (“COBRA Coverage”) to any employee of the Fisher Entities or any of their Affiliates arising prior to or as of Closing, the obligation to provide notice or payment in lieu of notice or any applicable penalties under the Workers Adjustment and Retaining Notification Act or any similar state or local law, any claim of an unfair labor practice, any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation;

(vi) Any costs and expenses incurred by the Fisher Entities incident to the negotiation and preparation of this Agreement or the TBA and the Fisher Entities’ performance and compliance with the agreements and conditions contained herein or therein;

(vii) Any of the Fisher Entities’ liabilities or obligations under this Agreement, the TBA or any of the Fisher Ancillary Agreements;

(viii) Any liabilities or obligations to be paid or performed after the Closing in connection with the operation of the Stations, the Business and the ownership of the Purchased Assets, to the extent such liabilities and obligations, but for a breach or default, would have been paid, performed or otherwise discharged prior to the Closing or to the extent the same arise out of any such breach or default (unless such breach or default is caused by Buyer’s action or failure to perform as required by the TBA);

(ix) Any liabilities or obligations relating to the Excluded Assets;

(x) Any liabilities or obligations arising out of or relating to the employment of employees or independent contractors of the Stations or the Business through the Closing, including, without limitation, accrued salary, payroll and wages, accrued sick pay, accrued commissions, accrued “comp” time, accrued vacation time, and the proper classification of individuals providing services to the Fisher Entities as independent contractors or as employees, as the case may be;

(xi) Any obligations or liabilities relating to or arising out of any claims, litigation proceedings or Administrative Violations to the extent relating to actions of the Fisher Entities or the conduct of the Business on or prior to the Closing;

(xii) Any obligations or liabilities relating to or arising out of the employment and/or termination of employees employed at the Stations or in connection with the Business through the Closing; and

(xiii) Any obligations or liabilities arising out of or in connection with any contracts not assumed by Buyer under this Agreement or the TBA.

Section 2.4 Closing Date. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated at 10:00 A.M., local time, on a date agreed upon by the Fisher Entities and Buyer, occurring within ten (10) business days after the conditions set forth in Articles 7 and 8 are satisfied or, if permissible, waived (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Closing), or such other date as may be agreed upon by the Fisher Entities and Buyer, at the offices of Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, WA 98121, or at such other place or time or in such other manner as shall be agreed upon by the Fisher Entities and Buyer (the actual day on which the Closing occurs being hereinafter called the “Closing Date”); provided, however, that in no event shall the Closing take place any earlier than the third (3rd) business day after the expiration of any cure period that has commenced after the giving of written notice of a breach of any representation or warranty as provided in Section 10.1(a). The Fisher Entities and Buyer shall use reasonable efforts to effect Closing by means of facsimile and overnight delivery services.

Section 2.5 Earnest Money. Within 24 hours following the execution and delivery of this Agreement, Buyer shall deliver to Allfirst Bank (the “Escrow Agent”) Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Deposit”), to be held in accordance with an escrow agreement to be executed contemporaneously with this Agreement, by and among the Fisher Entities, Buyer and the Escrow Agent (the “Escrow Agreement”), in a form reasonably acceptable to the parties thereto. The Deposit shall be held and disbursed in accordance with the terms of the Escrow Agreement and the provisions of this Section 2.5.

(a) At the Closing, the Fisher Entities and Buyer shall jointly instruct the Escrow Agent to deliver the Deposit held by the Escrow Agent pursuant to the Escrow Agreement to Buyer.

(b) If this Agreement is terminated by Buyer pursuant to Sections 10.1(a)(i), (iii), (iv)(a), (v), (vi), (vii) (and Section 2.5(d) does not apply), (ix) or (xi) or by the Fisher Entities pursuant to Section 10.1(a)(iv)(b), Section 10.1(a)(vii) (and Section 2.5(d) does not apply), or Section 10.1(a)(viii), (ix) or (x), the Fisher Entities and Buyer shall jointly instruct the Escrow Agent to return the Deposit held by the Escrow Agent pursuant to the Escrow Agreement to Buyer.

(c) (1) If this Agreement is terminated by the Fisher Entities pursuant to Sections 10.1(a)(ii) or if the Closing has not occurred because of a material breach by Buyer and the conditions set forth in Sections 8.3, 8.4, 8.6 and 8.7 have been satisfied, and the Fisher Entities are not then in material breach of this Agreement, then the Fisher Entities and Buyer shall jointly instruct the Escrow Agent to deliver the Deposit held by the Escrow Agent pursuant to the Escrow Agreement to the Fisher Entities.

(d) If this Agreement is terminated pursuant to Section 10.1(a)(vii) and the FCC Consent has not been granted due a change in the FCC’s radio multiple ownership rules relating to the definition of radio markets that makes Buyer’s station ownership contemplated by this Agreement impermissible due its proposed station ownership, then in accordance with Section 10.2(b), the Fisher Entities and Buyer shall jointly instruct the Escrow Agent to deduct the Regulatory Termination Fee from the Deposit held by the Escrow Agent pursuant to the Escrow Agreement and deliver it to the Fisher Entities, and to deliver the remaining balance of the Deposit held by the Escrow Agent pursuant to the Escrow Agreement to Buyer.

Section 2.6 Purchase Price. The purchase price for the Purchased Assets shall be equal to Forty-Four Million Dollars ($44,000,000), as adjusted pursuant to Sections 2.11, 5.6 and 11.12 (the “Purchase Price”).

Section 2.7 Payment of Purchase Price. The Purchase Price shall be paid at the Closing by bank wire transfer of immediately available funds to such bank account or accounts designated by the Fisher Entities for such purpose not less than three (3) business days before the Closing.

Section 2.8 Closing Date Deliveries.

(a) On the Closing Date, the Fisher Entities shall execute and deliver or cause to be delivered to Buyer:

(i) a bill of sale and assignments, in a form reasonably acceptable to Buyer, conveying all of the Purchased Assets,

(ii) a statutory warranty deed conveying to Buyer the owned Real Property described in Schedule 3.10(a),

(iii) all of the documents and instruments required to be delivered by the Fisher Entities pursuant to Article 8,

(iv) a certificate of good standing for each Fisher Entity, issued as of a recent date by the Secretary of State of each Fisher Entity’s state of formation and the Secretary of State of Oregon;

(v) a certificate of the secretary or assistant secretary or manager of each Fisher Entity certifying the resolutions of its members or directors, as the case may be, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of each officer executing this Agreement and any Fisher Ancillary Agreement,

(vi) the opinions of Fisher Entities’ legal and communications counsel in form and substance reasonably acceptable to Buyer, provided that, in any event, such opinions shall permit the reliance thereon by Buyer’s senior lenders.

(vii) a certification of non-foreign status from Fisher Radio, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b),

(viii) such documents and instruments as may be reasonably requested by Buyer necessary to evidence that the Purchased Assets at Closing are free and clear of all Encumbrances other than Permitted Encumbrances, and

(ix) the books and records included in the Purchased Assets (provided that delivery of the foregoing will be deemed made to the extent such books and records are then located at any of the offices or premises included in the Purchased Assets).

(b) On the Closing Date, Buyer shall deliver or cause to be delivered to the Fisher Entities the Purchase Price, payable in the manner described in Section 2.7, and execute and deliver (i) all of the documents and instruments required to be delivered by the Buyer pursuant to Article 7, (ii) copies of the certificate of formation of each entity constituting Buyer, certified as of a recent date by the secretary of state of the state of its formation, (iii) a certificate of good standing of each entity constituting Buyer, each issued as of a recent date by the secretary of state of the state of its formation, (iv) a certificate of the secretary or assistant secretary of each entity constituting Buyer certifying the resolutions of its members or directors, as the case may be, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officers executing this Agreement and any Buyer Ancillary Agreement, (v) the undertaking and assumption described in Section 2.3(a), and (vi) an opinion of Buyer’s legal counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Fisher Entities.

Section 2.9 Further Assurances.

(a) On the Closing Date, the Fisher Entities shall (i) deliver to Buyer such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of the Fisher Entities in, to or under any or all of the Purchased Assets in accordance with this Agreement and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, the Fisher Entities shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

(b) On the Closing Date, Buyer shall deliver to the Fisher Entities such other undertakings and assumptions and other good and sufficient instruments of conveyance, transfer and assumption as the Fisher Entities may reasonably request or as may be otherwise reasonably necessary to evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities. From time to time following the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to the Fisher Entities such other undertakings and assumptions as the Fisher Entities may reasonably request or as may be otherwise necessary to more effectively evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.

Section 2.10 Allocation. The Purchase Price shall be allocated among the Purchased Assets as provided in this Section 2.10 (the “Asset Allocation”). The Fisher Entities and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the balance of the Purchase Price among the Purchased Assets which, if agreed upon within sixty (60) days after the date hereof, will be incorporated in a schedule to be executed by the parties prior to or at Closing. Buyer shall deliver its proposed Asset Allocation to the Fisher Entities within thirty (30) days after the date hereof. If the Fisher Entities and Buyer are unable to so agree, the Fisher Entities and Buyer shall then promptly retain Bond & Pecaro (the “Appraisal Firm”) to appraise the classes of the Purchased Assets. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Purchased Assets and to deliver a report to the Fisher Entities and Buyer as soon as reasonably practicable. Buyer and the Fisher Entities shall bear equally the fees, costs and expenses of the Appraisal Firm. Each party shall prepare IRS Form 8594 allocating the Purchase Price, as required by Section 1060 of the Code, in accordance with the Asset Allocation. Buyer and each of the Fisher Entities shall file with their respective Federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Buyer agrees to report the purchase of the Purchased Assets, and the Fisher Entities agree to report the sale of the Purchased Assets on their respective Tax Returns in a manner consistent with the information agreed upon by the parties pursuant to this Section 2.10 and contained in their respective IRS Forms 8594. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.10 shall survive the Closing for the full period of any applicable statute of limitations plus sixty (60) days.

Section 2.11 Prorations and Adjustments.

(a) Subject to the provisions contained in the TBA, all income and normal operating expenses arising from the conduct of the Business and operation of the Stations, including, without limitation, assumed liabilities and prepaid expenses, Taxes, and assessments (but excluding Taxes arising by reason of the sale of the Purchased Assets hereunder, which shall be paid as set forth in Section 6.1(e)), power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between the Fisher Entities and Buyer in accordance with generally accepted accounting principles to reflect the principle that the Fisher Entities shall be entitled to all income and be responsible for all expenses arising from the conduct of the Business and operation of the Stations through 11:59 p.m. on the Closing Date (the “Adjustment Time”) and Buyer shall be entitled to all income and be responsible for all expenses arising from the conduct of the Business and operation of the Stations after the Adjustment Time. Subject to the provisions contained in the TBA, all special assessments and similar charges or liens imposed against the Purchased Assets in respect of any period of time through the Adjustment Time, whether payable in installments or otherwise, shall be the responsibility of the Fisher Entities, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Time shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. The prorations and adjustments to be made pursuant to this Section 2.11(a) are referred to as the “Closing Date Adjustments.” Three (3) days prior to the Closing Date, the Fisher Entities shall estimate all Closing Date Adjustments pursuant to this Section 2.11(a) and shall deliver a statement of their estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, the net amount due to the Buyer or the Fisher Entities as a result of the estimated Closing Date Adjustments (excluding any item that is in good faith dispute) shall be applied as an adjustment to the Purchase Price as appropriate. Within sixty (60) days after the Closing, Buyer shall deliver to the Fisher Entities a statement of any adjustments to Buyer’s estimate of the Closing Date Adjustments, and no later than the close of business on the 20th day after the delivery to the Fisher Entities of Buyer’s statement (the “Payment Date”), Buyer shall pay to the Fisher Entities, or the Fisher Entities shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount). In the event that such reduction does not equal the total amount due to Buyer under this Section (or, if there is any good faith dispute, the undisputed amount), the Fisher Entities shall pay the remainder in accordance herewith. Except with respect to items that the Fisher Entities notify Buyer that they object to prior to the close of business on the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date. If the Fisher Entities dispute Buyer’s determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) business days after such agreement (or, if they are unable to resolve the matter, they shall select a recognized firm of independent certified public accountants agreed to by Buyer and the Fisher Entities (“Accounting Firm”) to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties, and an appropriate adjustment and payment shall be made based on the resolution by the Accounting Firm within thirty (30) business days after such resolution). If the amount of Taxes that are to be prorated pursuant to this Section 2.11(a) is not known by sixty (60) days after the Closing Date, then the amount of such Taxes shall be estimated as of such date and once the amount of such Taxes is known, Buyer shall pay to the Fisher Entities, or the Fisher Entities shall pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes.

(b) Schedule 2.11(b) contains the Fisher Entities’ regularly prepared Trade Accounts Receivable Reports as of May 22, 2003 for the Stations. Each Report includes the amount of the net Trade Payable or Trade Receivable, as the case may be, for each advertiser for that market as of May 22, 2003. “Trade Payable” means, as of any date of determination, the amount by which, if any, the aggregate value of time owed under the Trade Agreements in respect of which the determination is being made exceeds the aggregate value of goods and services to be received under such Trade Agreements, and “Trade Receivable” means, as of any date of determination, the amount by which, if any, the aggregate value of goods and services to be received pursuant to the Trade Agreements in respect of which the determination is being made exceeds the aggregate value of time owed under such Trade Agreements. Three (3) business days before the Closing Date, the Fisher Entities shall deliver to Buyer Trade Accounts Receivable Reports for the Stations estimating the Trade Payable or Trade Receivable, as the case may be, for each advertiser for each of the Stations as of the Closing Date (the “Closing Date Trade Report”).

Section 2.12 Collection of Accounts Receivable. Buyer agrees to collect, as the Fisher Entities’ agent, all accounts receivable arising out of the operation of the Business in accordance with the provisions of the TBA.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

OF

THE FISHER ENTITIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Fisher Entities jointly and severally make the following representations and warranties to Buyer, all of which shall be true, correct, and complete as of the date hereof and as of the Closing, except as otherwise specifically provided:

Section 3.1 Organization. Fisher Broadcasting is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Fisher Radio is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Fisher Entities are duly qualified as a foreign corporation or limited liability company, as the case may be, to do business in, and are in good standing under, the laws of the State of Oregon. The Fisher Entities have the requisite corporate power and authority or limited liability power and authority, as the case may be, to own or lease and to operate the Stations, to use the Purchased Assets in the operation of the Stations, and to carry on the Business as conducted by them.

Section 3.2 Authority of the Fisher Entities.

(a) Subject to the approval by the board of directors of Fisher Communications, Inc. of the transactions contemplated by this Agreement and all of the other agreements, including the TBA, and instruments to be executed and delivered by such Fisher Entity pursuant hereto (collectively, the “Fisher Ancillary Agreements”) (the “Fisher Board Approval”), each Fisher Entity will have the requisite corporate power and authority or limited liability power and authority, as the case may be, to execute and deliver this Agreement and the Fisher Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) Subject to the Fisher Board Approval, the execution, delivery and performance of this Agreement and the Fisher Ancillary Agreements by each Fisher Entity will be duly authorized and approved by all necessary action of the Fisher Entities and will not require any further authorization or consent of the Fisher Entities or any of their stockholders, members or Affiliates. Upon the Fisher Board Approval, this Agreement and the TBA and Fisher Ancillary Agreements, when executed and delivered by the Fisher Entities, will be a legal, valid and binding agreement of the Fisher Entities enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth in Schedule 3.2(c) and subject to the Fisher Board Approval, none of the execution, delivery and performance by either of the Fisher Entities of this Agreement, the TBA or the Fisher Ancillary Agreements, or the consummation by either of the Fisher Entities of any of the transactions contemplated hereby or thereby or compliance by either of the Fisher Entities with or fulfillment by either of the Fisher Entities of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, the organizational documents of either Fisher Entity, any Station Agreement, any Governmental Permit or any judgment, order, award or decree to which either Fisher Entity is a party or any of the Purchased Assets, the Stations or the Business is subject or by which either Fisher Entity is bound, or any statute, other law or regulatory provision affecting either Fisher Entity or the Purchased Assets, the Stations or the Business; or

(ii) require the approval, consent, authorization or act of, or the making by either of the Fisher Entities of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the Communications Act and the rules and regulations of the FCC.

Section 3.3 Financial Statements.

(a) Schedule 3.3 contains true and correct copies of the unaudited balance sheets (the “Balance Sheets”) of Fisher Radio as of April 30, 2003 (the “Balance Sheet Date”) and December 31, 2002, respectively, and the related statements of income for the twelve (12) months then ended.

(b) Such balance sheets and statements of income (i) have been prepared from and are in accordance in all material respects with the books and records regularly maintained by the Fisher Entities, and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations of the Stations and the Business as of their respective dates and for the respective periods covered thereby (except for the omission of footnotes and changes resulting from normal year-end adjustments).

(c) Except as reflected in such balance sheets and statements of income, no event has occurred since the Balance Sheet Date that would make either such balance sheets or such statements of income misleading in any material respect for the respective periods covered thereby.

(d) The books of account and other records of Fisher Radio from which such balance sheets and statements of income were prepared accurately and fairly reflect, in all material respects, in reasonable detail, the activities of Fisher Radio for the respective periods covered thereby and have been made available to Buyer for its inspection.

Section 3.4 Operations Since Balance Sheet Date.

(a) Except as set forth in Schedule 3.4(a), during the period from the Balance Sheet Date to the date hereof, inclusive, there has been:

(i) no fact, event, change or effect having, or which may reasonably be expected to have, a Material Adverse Effect;

(ii) no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which materially adversely affects the Purchased Assets, the Stations or the Business; and

(iii) no adverse change in relations with employees, directors or officers which has had or would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.4(b), since the Balance Sheet Date, the operations of the Stations and the Business have been conducted only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Balance

Sheet Date, except as set forth in such Schedule 3.4(b) the Fisher Entities have not, in respect of the Purchased Assets, the Stations or the Business:

(i) sold, leased, transferred or otherwise disposed of (including any transfers to any Affiliate of the Fisher Entities), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets, other than personal property having a value, in the aggregate, of less than $10,000 sold or otherwise disposed of for fair value or consumed in the ordinary course of the Business consistent with past practice;

(ii) canceled without fair consideration therefor any debts owed to or claims held by the Fisher Entities relating to the Stations (including the settlement of any claims or litigation) or waived any right of significant value to the Fisher Entities relating to the Purchased Assets, the Stations or the Business, other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money except in the ordinary course of the Business, and borrowings under existing credit arrangements either that do not affect the Purchased Assets or the Business or that will be repaid prior to or as of the Closing;

(iv) entered into any capitalized leases;

(v) delayed payment of any account payable or other liability of the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) granted or instituted any increase in any manner any rate of salary or compensation or adopted, modified, terminated, contributed to or amended to increase benefits of any profit sharing, bonus, incentive, severance pay or termination pay, deferred compensation, group insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan, trust, fund or similar arrangement or commit itself to amend any of such plans, funds or similar arrangements, other than in the ordinary course of the Business consistent with past practices;

(vii) failed to maintain all Employee Plans in accordance with applicable law and regulations;

(viii) made any loan to, or entered into any transaction with any of their directors, officers and employees;

(ix) changed the accounting methods, principles, or practices materially affecting the Purchased Assets, the Stations or the Business, except insofar as may have been required by law or by a change in generally accepted accounting principles; or

(x) entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (x) above.

Section 3.5 No Undisclosed Liabilities. Except as set forth in Schedule 3.5 and in the Balance Sheets, the Fisher Entities are not subject, with respect to the Purchased Assets, the Stations or the Business, to any liability, whether absolute, contingent, accrued or otherwise, that is required by generally accepted accounting principles to be reflected or reserved against in such Balance Sheets that are not fully reflected or reserved against in such Balance Sheets.

Section 3.6 Taxes. Except as set forth on Schedule 3.6:

(a) The Fisher Entities have (i) duly filed all Tax Returns required to be filed in respect of the Stations, (ii) paid in full or discharged all Taxes owed by the Fisher Entities relating to the Purchased Assets (whether or not such Taxes are shown as due on any Tax Return), excepting such Taxes as will not be due until after the Closing Date and that are to be prorated between Buyer and the Fisher Entities pursuant to Section 2.11 of the Agreement and (iii) paid in full or discharged all Taxes the non-payment of which could result in an Encumbrance on the Purchased Assets in the hands of the Buyer, excepting such Taxes as will not be due until after the Closing Date and which are to be prorated pursuant to Section 2.11 of this Agreement.

(b) None of the Purchased Assets (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under section 103(a) of the Code, (iii) are tax-exempt use property within the meaning of section 168(h) of the Code or (iv) are subject to a 467 rental agreement as defined in section 467 of the Code.

Section 3.7 Sufficiency of Assets. Except as set forth in Schedule 3.7, the Purchased Assets constitute all of the material assets necessary for and used in the conduct of the Business and the operation of the Stations as currently conducted by the Fisher Entities.

Section 3.8 Governmental Permits. The Fisher Entities own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body (other than the FCC Licenses) that are necessary to entitle the Fisher Entities to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement, except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect (herein collectively called “Governmental Permits”). Schedule 3.8 sets forth a list and brief description of each such Governmental Permit held by the Fisher Entities as of the date of this Agreement. Except as set forth in Schedule 3.8, the Fisher Entities have fulfilled and performed in all material respects their obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any such Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by the Fisher Entities. Except as set forth in Schedule 3.8, each such Governmental Permit is valid, subsisting and in full force and effect (subject to expiration or termination in accordance with its terms), and may be assigned and transferred to the Buyer in accordance with this Agreement and at the time of assignment or transfer of control to the Buyer will be in full force and effect, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Body or other party.

Section 3.9 FCC Licenses.

(a) Set forth on Schedule 3.9(a) is a list of the Station Licenses issued by the FCC to Fisher Radio for the operation of the Stations and all applications for modification, extension or renewal thereof, and any applications for any new licenses, permits, permissions or authorizations pending on the date hereof (the “FCC Licenses”).

(b) The FCC Licenses are all of the licenses, permits, and other authorizations issued by the FCC used or necessary to lawfully operate the Stations in the manner and to the full extent as they are now operated, and the FCC Licenses are validly issued in the name of Fisher Radio. The Fisher Entities have delivered to Buyer true and complete copies of the FCC Licenses, including any and all amendments and other modifications thereto. Except as set forth on Schedule 3.9(b), the FCC Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the Stations are located, and are unimpaired by any acts or omissions of either Fisher Entity or any of their Affiliates, or the employees, agents, officers, directors or shareholders of either Fisher Entity, and are free and clear of any restrictions which might limit the full operation of the Stations in the manner and to the full extent that they are now operated (other than restrictions under the terms of the FCC Licenses themselves or generally applicable under the rules and regulations of the FCC). Except as set forth on Schedule 3.9(b), the Fisher Entities have not received any notice of any violations of the FCC Licenses, the Communications Act or the rules and regulations thereunder that remain pending and unresolved. Except as set forth on Schedule 3.9(b), there is no action by or before the FCC currently pending or, to the Knowledge of the Fisher Entities, threatened, to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Licenses. Except as set forth on Schedule 3.9(b), there are no applications or proceedings pending at the FCC or, to the Knowledge of the Fisher Entities, threatened, to which the Fisher Entities are a party or that are directed at the Fisher Entities, the Business or the Stations, that may have a material adverse effect on the Business, the Purchased Assets or the operation of the Stations (other than those generally applicable to the broadcast industry). Except as set forth on Schedule 3.9(b), (i) to the Knowledge of the Fisher Entities, there are no formal written complaints regarding the Fisher Entities pending at the FCC or threatened that may have a material adverse effect on the Business, the Purchased Assets or the operation of the Stations, and (ii) based solely on the Fisher Entities’ inquiry with the FCC initiated on May 20, 2003 and completed on May 29, 2003, there are no formal written complaints regarding the Fisher Entities pending at the FCC or threatened that may have a material adverse effect on the Business, the Purchased Assets or the operation of the Stations. Fisher Entities do not have Knowledge of any facts or circumstances reasonably likely to result in those of the FCC Licenses subject to expiration not being renewed in the ordinary course for a full term without material qualifications or of any reason reasonably likely to result in any of the FCC Licenses being revoked. The Stations are in compliance with the FCC’s policy on human exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the rules and regulations of the FCC in existence as of the date of this Agreement. To the Knowledge of the Fisher Entities, except as set forth on Schedule 3.9(b), there are no facts pertaining to the Stations, either Fisher Entity, their Affiliates or any other persons or entities affiliated therewith, which, under the Communications Act or the existing rules and regulations of the FCC, would (i) disqualify the Fisher Entities from assigning the FCC Licenses (excluding any applications that by their terms cannot be assigned) to Buyer or from consummating the transactions contemplated herein, or (ii) materially delay the obtaining of the approvals required for the transactions contemplated herein. The Fisher Entities maintain an appropriate public inspection file at the studios of the Stations in accordance with FCC rules and regulations.

(c) All information contained in any applications for modification, extension or renewal of the FCC Licenses, and any pending applications for any new licenses, permits, permissions or authorizations relating to the Stations pending on the Closing Date, including, but not limited to, those listed on Schedule 3.11(a), was true, complete and accurate in all material respects when filed and was updated to the extent required by the Communications Act and the rules and regulations of the FCC as circumstances may have changed during the pendency thereof.

(d) Except as disclosed on Schedule 3.9(b), Schedule 3.9(d) contains a list of the antenna registration numbers for each tower owned by the Fisher Entities as of the date of this Agreement that requires registration under the rules and regulations of the FCC and that is included in the Purchased Assets (such towers the “Owned Towers”).

Section 3.10 Real Property; Real Property Leases.

(a) Schedule 3.10(a) contains a brief description of all real property owned or leased (and an indication of whether such property is owned or leased) by the Fisher Entities in connection with the operation of the Stations as of the date of this Agreement, as they are now operated, and each option held by the Fisher Entities to acquire any real property (the “Real Property”).

(b) No real property other than that listed on Schedule 3.10(a) is used in, held for use in connection with, or necessary for the conduct of the Business or operation of the Stations as they are now operated (other than easements, rights of access, and the like included in the Purchased Assets). The Fisher Entities have marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the owned Real Property.

(c) Except as disclosed in Schedule 3.10(c): To the Knowledge of the Fisher Entities, there are no encroachments upon the owned Real Property by any buildings, structures,

or improvements located on adjoining real estate. To the Knowledge of the Fisher Entities, none of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the owned Real Property encroaches upon adjoining real estate. To the Knowledge of the Fisher Entities, all such buildings, structures, and improvements are constructed in conformity with or are “grandfathered” with respect to all “setback” lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinances. To the Knowledge of the Fisher Entities, such “grandfathered” approvals shall survive the transfer of the owned Real Property to Buyer. To the Knowledge of the Fisher Entities, no utility lines serving the Real Property necessary for the operation of the Stations as currently conducted pass over the lands of others except where appropriate easements have been obtained. To the Knowledge of the Fisher Entities, no guy wires supporting any towers necessary for the operation of the Stations as currently conducted pass over the lands of others except where appropriate easements have been obtained. To the Knowledge of the Fisher Entities, neither the whole nor any part of any Real Property, is subject to any pending or threatened suit for condemnation or other taking by any public authority. There exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or, to the Knowledge of the Fisher Entities, threatened, relating to the Fisher Entities’ use, lease, occupancy or operation of any of the Real Property. To the Knowledge of the Fisher Entities, the Fisher Entities’ use and occupancy of the Real Property comply with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes, provided, that the representations and warranties regarding compliance made in the preceding clause do not modify any other representations or warranties of the Fisher Entities in this Agreement regarding compliance. To the Knowledge of the Fisher Entities, there are no material structural defects in the buildings, structures, and improvements located on the owned Real Property, roofs on the owned Real Property are in satisfactory condition and repair (subject to normal wear and tear), and all plumbing equipment, heating, ventilating and air conditioning equipment, electrical wiring, and water and sewage systems on the owned Real Property are operating satisfactorily and are free of any material defects. The tower used in connection with the KOTK(AM) Station and owned by the Fisher Entities and, to the Knowledge of the Fisher Entities, the tower used in connection with KWJJ-FM, can structurally support all of the equipment necessary for the operation of such Stations as currently conducted in accordance with law, governmental approvals, and sound engineering practices. To the Knowledge of the Fisher Entities, all owned Real Property has legal and insurable access from a public roadway for vehicles and by foot.

(d) Schedule 3.10(d) sets forth a list of each lease or similar agreement under which either Fisher Entity is lessee of, or holds or operates, any Real Property owned by any third Person as of the date of this Agreement, which are the sole and complete agreements concerning the Fisher Entities’ use of the leased premises (the “Real Property Leases”). Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect (subject to expiration or termination in accordance with their terms). Neither of the Fisher Entities, nor to the Knowledge of the Fisher Entities, any other party, is in default, violation or breach in any material respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would (i) constitute a default, violation or breach by the Fisher Entities in any material respect thereunder, or (ii) to the Knowledge of the Fisher Entities, constitute a default, violation or breach by any other party in any material respect thereunder. No amount payable under any Real Property Lease is past due (other than amounts being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles consistently applied on the balance sheets and statements of income of the Fisher Entities). The Fisher Entities have not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting any material non-compliance with any Real Property Lease. Subject to matters that constitute Permitted Encumbrances, the Fisher Entities have the exclusive right to use and occupy that portion of the premises leased under each Real Property Lease. The Fisher Entities enjoy peaceful and undisturbed possession of that portion of the premises leased by the Fisher Entities under the Real Property Leases. Except as set forth on Schedule 3.10(d), the Fisher Entities’ interests under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances. The Fisher Entities have delivered to Buyer, true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases. Except as disclosed in Schedule 3.2(c) or Schedule 3.10(d), the Fisher Entities have full legal power and authority to assign their rights under the Real Property Leases to Buyer in accordance with this Agreement on terms and conditions no less favorable in any material respect (with respect to the Real Property Leases individually or in the aggregate) than those contained in the Real Property Leases on the date hereof (as the Leases may be modified prior to the Closing in accordance with the provisions of this Agreement and the TBA), and such assignment will not affect the validity, enforceability and continuity of any such lease.

(e) All utilities that are required for the use of the Real Property for the purposes for which such properties are presently being used by the Fisher Entities, including, without limitation, electric, water, sewer, telephone and similar services, have been connected and, to the Knowledge of the Fisher Entities, are in satisfactory working order (subject to normal wear and tear). By the Closing Date, the Fisher Entities will have paid all charges for such utilities, including, without limitation, any “tie-in” charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between the Fisher Entities and Buyer pursuant to Section 2.11.

Section 3.11 Personal Property.

(a) Schedule 3.11(a) contains a list of all machinery, equipment, vehicles, furniture and other personal property owned or leased by Fisher Entity having an original cost of $2,500 or more, relating to the Business, or used or held for use in, or necessary for, the operation of the Stations (the “Personal Property”).

(b) Except as set forth on Schedule 3.11(a), the Personal Property required to be listed on Schedule 3.11(a) is in satisfactory operating condition and repair (reasonable wear and tear excepted), is in conformity with FCC regulations, is maintained in accordance with good engineering practice, is performing satisfactorily, is not in need of repair, has been properly maintained in accordance with the manufacturers’ recommendations and industry practices, is available for immediate use and is otherwise sufficient to permit the Stations to operate in accordance with the FCC Licenses and the rules and regulations of the FCC in all material respects.

Section 3.12 Personal Property Leases. Schedule 3.12 contains a list of each lease or other agreement or right under which either Fisher Entity is lessee of, or holds or operates, any Personal Property owned by a third party and relating to the Business, or used or held for use in, or necessary for, the operation of the Stations as of the date of this Agreement, except those which are terminable by the Fisher Entities without penalty on 30 days’ notice or less or which provide for annual rentals less than $5,000 (the “Personal Property Leases”).

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) contains a list of (i) all call signs, United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, trade names, service marks, copyrights, logos, domain names, and other similar intangible property rights (including licensee rights in third-party software), issued to, licensed to, assigned to, filed by, or used to promote or identify the Stations, or otherwise used in connection with the Business by the Fisher Entities, and (ii) all agreements, contracts and understandings therefor, (excluding in each case the Excluded Assets) (the “Intellectual Property”).

(b) Except as disclosed in Schedule 3.13(b), the Fisher Entities either: (i) own the entire right, title and interest in and to the Intellectual Property listed in Schedule 3.13(a), free and clear of Encumbrances except for Permitted Encumbrances; or (ii) have the valid right and license to use the Intellectual Property in the conduct of the Business and the operation of the Stations.

(c) Except as disclosed in Schedule 3.13(c), (i) all patents and registrations identified in Schedule 3.13(a) are in force, and all applications identified in Schedule 3.13(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned by and, to the Knowledge of the Fisher Entities, the Intellectual Property that is licensed to, the Fisher Entities and material to the conduct of the Business, is valid and enforceable; and (iii) the Fisher Entities have the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by or exclusively licensed to the Fisher Entities and material to the conduct of the Business.

(d) Except as disclosed in Schedule 3.13(d), (i) no written claim, nor to the Knowledge of the Fisher Entities any oral claim, has been made or asserted that alleges the Intellectual Property owned or licensed by the Fisher Entities and material to the conduct of the Business infringes the intellectual property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending with respect to the Intellectual Property owned or licensed by the Fisher Entities; and (iii) no written claim, nor to the Knowledge of the Fisher Entities any oral claim, has been made or asserted that challenges the validity or ownership of any Intellectual Property owned or licensed by the Fisher Entities and material to the conduct of the Business.

(e) The use of the Intellectual Property as now used in the operation of the Stations does not infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. The Fisher Entities have not sold, licensed or otherwise disposed of any of the Intellectual Property to any person or entity and the Fisher Entities have not agreed to indemnify any person or entity for any patent, trademark or copyright infringement related to the operation of the Stations.

Section 3.14 Title to Purchased Assets. Except as disclosed on Schedule 3.14, the Fisher Entities have good and marketable title to all of the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances. At Closing, the Fisher Entities shall convey to Buyer good and marketable title to the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 3.15 Employees

(a) Schedule 3.15 contains a true and accurate list setting forth: (i) the names of all individuals currently employed by Fisher Radio (whether active or on leave of absence) in connection with the Business as of the date hereof; (ii) the titles and positions of such employees; (iii) the salary or other compensation payable to each employee as of May 15, 2003; (iv) the location of employment of each employee, (v) the type of employment of each employee (i.e., full-time or part-time), and (vi) the employment status of each employee (i.e., active or on specified leave by type).

(b) The Fisher Entities (i) have not, since the Balance Sheet Date, except as disclosed on Schedule 3.15 and consistent as to timing and amount with past practices, increased the compensation payable to or to become payable to or for the benefit of any of their employees (other than normal annual salary increases consistent with past practice), and (ii) has properly classified individuals providing services to the Fisher Entities relating to the Business as employees or independent contractors of the Fisher Entities.

(c) To the Knowledge of the Fisher Entities, no executive, key employee or group of employees has any plans to terminate employment with the Stations.

Section 3.16 Employee Relations.

(a) Except as set forth on Schedule 3.16, the Fisher Entities are not a party to any (i) labor collective bargaining union or similar agreement or (ii) any employment, loan, loan guaranty, consulting, non-compete, severance, retention, compensation, deferred compensation, stock or cash based incentive or other similar agreement, arrangement, commitment or understanding (whether written or oral) with salaried or non-salaried employees in each case in connection with the Business or any of the Stations.

(b) Except as set forth in Schedule 3.16, and except as provided by law, the employment of all persons presently employed or retained by the Fisher Entities or the Stations is terminable at will.

(c) Except as set forth on Schedule 3.16, (i) no union or similar organization represents employees of any of the Business or the Stations, no union has been certified to represent the Fisher Entities or the Stations, and, to the Knowledge of the Fisher Entities, no such organization is attempting to organize such employees; (ii) except as set forth in Schedule 3.16, neither the Fisher Entities nor any of the Stations have engaged in any unfair labor practice and there are no complaints against the Fisher Entities or either of the Stations pending before the National Relations Board or any similar state or local labor agency by or on behalf of any employee of the Fisher Entities or either of the Stations; (iii) there is no pending or threatened strike, slowdown, picket, work stoppage, or arbitration proceedings involving labor matters or other labor disputes affecting the Business or the Stations; and (iv) neither of the Fisher Entities nor any of their subsidiaries have experienced any attempt by organized labor to cause the Fisher Entities or the Stations to comply with or conform to demands of organized labor, strike, work stoppage or other significant labor difficulties of any nature at the Stations in the past two (2) years.

(d) Except as set forth in Schedule 3.16, the Fisher Entities and their subsidiaries are and have been in compliance in all material respects with all state and federal laws, ordinances, rules, regulations and requirements relating to labor and employment laws, immigration laws, any employment tax or withholding obligations, any obligations arising under a collective bargaining agreement or any obligations arising under employee benefit plans in each case with respect to the Business or any of the Stations.

(e) The Fisher Entities and the Stations have paid in full to all employees all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation.

Section 3.17 Contracts.

(a) Set forth in Schedule 3.17(a) is a list of each contract, agreement, lease or other agreement relating to the Business, the operation of the Stations or the Purchased Assets to which either Fisher Entity is a party as of the date of this Agreement, except for Time Sales Agreements, Barter Agreements, Trade Agreements, contracts that relate solely to Excluded Assets, contracts that are designated as Excluded Assets in Section 2.2 or Schedule 2.2, and contracts that could impose an obligation or liability on Buyer of less than $5,000 individually and less than $25,000 in the aggregate. Schedule 3.17(a) also indicates whether each contract, agreement or other instrument listed therein is to be deemed an “Assumed Contract,” a “Contract Not Assumed,” and/or a Material Station Agreement for purposes of this Agreement.

(b) Except as set forth on Schedule 3.17(a), except for contracts that are designated as Excluded Assets in Section 2.2 or Schedule 2.2 and except for contracts entered into after the date of this Agreement consistent with the provisions of this Agreement or with the provisions of the TBA, as of the date of this Agreement, neither Fisher Entity is a party to or bound by:

(i) Any contract in respect of the Business or any of the Stations for the future lease, purchase or sale of real property;

(ii) Any contract in respect of the Business or any of the Stations for the purchase, rental or use of any recordings, radio programming or programming services which is not terminable by the Fisher Entities without penalty on thirty (30) days’ notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $5,000;

(iii) Any contract in respect of the Business or any of the Stations for the purchase of merchandise, supplies or personal property or for the receipt of services (other than services referred to in clause (ii) above) which is not terminable by the Fisher Entities on thirty (30) days’ notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $5,000;

(iv) Any Time Sales Agreement in respect of the Business or any of the Stations which was not made in the ordinary course of the Business and consistent with past practice;

(v) Any guarantee of the obligations of any of the Stations’ customers, suppliers, or employees;

(vi) Any sales agency, advertising representative or advertising or public relations contract in respect of the Business or any of the Stations which is not terminable by the Fisher Entities without penalty on thirty (30) days’ notice or less or which provides for payments over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $5,000;

(vii) Any agreement or arrangement, written or oral, with salaried or non-salaried employees, except as set forth in Schedule 3.16, with respect to the Business or any of the Stations;

(viii) Any contract in respect of the Business or any of the Stations other than those listed in subsections (ii), (iii) and (vi) which the Fisher Entities reasonably anticipate will involve the payment of more than $5,000;

(ix) Any partnership, joint venture or other similar agreement or arrangement relating to the Stations;

(x) Any agreement or instrument which provides for, or relates to, the incurrence by Fisher Radio of debt for borrowed money (except for such agreements or instruments which shall not apply to Buyer or its Affiliates upon Closing); or

(xi) Any agreement outside of the ordinary course of the Business containing any covenant or provision prohibiting Fisher Radio from engaging in any line or type of business (except for such agreements which shall not apply to Buyer or its Affiliates upon Closing).

Section 3.18 Status of Contracts.

(a) Each of the leases, contracts and other agreements listed in Schedules 3.10(a), 3.12 and 3.17(a), but excluding contracts and other agreements that are designated as Excluded Assets in Section 2.2 or Schedule 2.2 (the “Station Agreements”), constitutes a valid and binding obligation of either or both of the Fisher Entities party thereto and, to the Knowledge of the Fisher Entities, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally), is in full force and effect (subject to expiration or termination in accordance with its terms), and (except as set forth in Schedule 3.2(c) and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Buyer) may be transferred to the Buyer pursuant to this Agreement on terms and conditions no less favorable in any material respect than those contained in the relevant Station Agreement on the date hereof (as the Station Agreement may be modified prior to the Closing in accordance with the provisions of this Agreement or the TBA), and which will not, by reason of assignment to Buyer, increase the obligations or liabilities of Buyer under such agreement in any material respect, and will be in full force and effect at the time of such transfer (subject to expiration or termination in accordance with its terms), in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.

(b) Each Fisher Entity has fulfilled and performed in all material respects its obligations under each of the Station Agreements to which it is a party, and neither Fisher Entity is in, or alleged to be in, breach or default under any of the Station Agreements in any material respect and, to the Knowledge of the Fisher Entities, no other party to any of the Station Agreements has committed a breach or default thereunder in any material respect that remains uncured, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach in any material respect by either Fisher Entity or, to the Knowledge of the Fisher Entities, by any such other party. The Fisher Entities have delivered or made available to the Buyer complete and correct copies of each of the written Station Agreements, together with all amendments thereto, or true and complete memoranda describing the material terms of all oral Station Agreements, and all liabilities and obligations under such Station Agreements can be ascertained from such copies or memoranda. There are no oral contracts material to the operation of the Business, or the Stations. Except as otherwise disclosed on Schedule 2.2 and Schedule 3.26 and except as permitted by Section 5.16, the Station Agreements as amended through the date of this Agreement will not be modified or renewed without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed, except the Fisher Entities shall be permitted to renew any Station Agreement that pursuant to its terms renews automatically on a month-to-month basis.

Section 3.19 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.19 and for such matters as have been remedied or cured, the Fisher Entities have complied in all material respects with all, and is not in material violation of any, laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other Governmental Body which affect or are applicable to the Purchased Assets, the Stations or the Business, and, without limiting the generality of the foregoing, except as set forth on Schedule 3.19:

(a) There are no unsatisfied judgments outstanding against the Fisher Entities, the Purchased Assets, the Stations or the Business which might adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or which might adversely affect the Fisher Entities’ ability to perform in accordance with this Agreement;

(b) There are no lawsuits, suits or proceedings pending or, to the Knowledge of the Fisher Entities, threatened against the Fisher Entities in respect of the Purchased Assets, the Stations or the Business which could adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or which could adversely affect the Fisher Entities’ ability to perform in accordance with this Agreement (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Fisher Entities);

(c) There are no claims or investigations pending or, to the Knowledge of the Fisher Entities, threatened against the Fisher Entities in respect of the Purchased Assets, the Stations or the Business which could adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or which could adversely affect the Fisher Entities’ ability to perform in accordance with this Agreement (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Fisher Entities);

(d) As of the date of this Agreement there is no action, suit or proceeding pending or, to the Knowledge of the Fisher Entities, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement or the TBA (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Fisher Entities, this Agreement or the TBA);

(e) All of the Stations’ transmitting and studio equipment is operating in accordance with the terms and conditions of the FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC in all material respects, including, without limitation, all regulations concerning (i) human exposure to radio frequency radiation and (ii) with respect to material broadcast equipment, equipment authorization. To the Knowledge of the Fisher Entities, none of the Stations is causing interference in material violation of FCC rules to the transmission of any other broadcast station or communications facility. The Fisher Entities have not received any written complaints with respect to such interference, and, to the Knowledge of the Fisher Entities, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Stations’ transmissions or the public’s reception of such transmissions;

(f) The Fisher Entities have, in the conduct of the Business and the operation of the Stations, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor;

(g) Except as set forth on Schedule 3.19, the Fisher Entities have not received any notification from the FCC that the Fisher Entities’ employment practices fail to comply with FCC rules and policies that remains pending and unresolved;

(h) All material ownership reports, employment reports, tax returns and other material documents required to be filed by the Fisher Entities with the FCC or other Governmental Body with respect to the Stations or the Business have been filed. Such items as are required to be placed in the Stations’ local public inspection files have been placed in such files. All material proofs of performance and measurements that are required to be made by the Fisher Entities with respect to the Stations’ transmission facilities have been completed and filed at each Station as required. At the time of filing, all information provided by the Fisher Entities and, to the Knowledge of the Fisher Entities, all information provided by unaffiliated third parties, contained in the foregoing documents was true, complete and accurate in all material respects and was updated to the extent required by the Communications Act and the rules and regulations of the FCC as circumstances may have changed during the pendency thereof; and

(i) All towers and other structures on the Real Property that are owned by the Fisher Entities and, to the Knowledge of the Fisher Entities, all towers and other structures on the Real Property that are leased by the Fisher Entities, are painted and lighted in accordance with the requirements of the FCC Licenses, the FCC, FAA and all applicable requirements of federal, state and local law in all material respects. Except as set forth on Schedule 3.9(d), appropriate notification to the FAA has been filed for such towers where required by the FCC’s rules and regulations.

Section 3.20 Insurance. Set forth on Schedule 3.20 is an accurate and complete list of the policies of fire and extended coverage and casualty, liability and other forms of insurance that the Fisher Entities maintain as of the date of this Agreement in respect of the Purchased Assets, the Stations or the Business, in such amounts and against such risks and losses as will provide adequate insurance coverage for the replacement cost of the Purchased Assets, the Stations or the Business with respect to all risks normally insured against by a Person or entity carrying on the same business as the Fisher Entities. All insurance policies listed on Schedule 3.20 are in full force and effect and there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy which claim or default individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, the Stations or the Business.

Section 3.21 Employee Plans; ERISA.

(a) Schedule 3.21 lists all compensation and benefit plans, programs, arrangements, contracts, agreements, understandings, commitments and policies sponsored, administered, maintained, or contributed to, by or on behalf of the Fisher Entities, any of their subsidiaries, any ERISA Affiliate or any of its subsidiaries as of the date hereof (including “employee benefit plans” within the meaning of Section 3(3) of ERISA, all pension, profit sharing, savings and thrift, bonus, stock or cash based incentive, deferred compensation, stock option, stock purchase, stock ownership, restricted stock, stock appreciation, phantom stock, ☐fringe benefits, vacation, retention, change in control, workers’ compensation, unemployment compensation, post-retirement, severance pay, retention pay, and medical, disability, accident and life insurance plans) relating to the Business or any of the Stations for the benefit of any former or current employees of the Fisher Entities or their respective dependents (collectively, the “Employee Plans”).

(b) Neither of the Fisher Entities nor any ERISA Affiliates (i) has ever sponsored, administered, maintained, contributed to, been obligated to contribute to, participated in or agreed to participate in, any Employee Plan that is subject to Title IV of ERISA, or a multi-employer plan (as defined in Section 3(37) of ERISA or (ii) except as set forth on Schedule 3.21, has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits. Neither of the Fisher Entities nor any ERISA Affiliate has withdrawn from a multi-employer plan within the meaning of Section 414(f) of the Code, which withdrawal could impose liability on the Buyer. No Employee Plan of the Fisher Entities is a multiple employer plan within the meaning of Section 413(c) of the Code. No Employee Plan of the Fisher Entities is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each Employee Plan that is intended to be qualified under Code Section 401(a) is so qualified and has been so qualified during the period from its adoption to date and is the subject of a favorable determination letter. The most recent copy of such determination letter has been provided to Buyer. Each such plan has been administered in accordance with its terms and in substantial compliance with applicable law, except where the failure to so administer such plan has been corrected in accordance with the IRS’s Employee Plans Compliance Resolution System. Except as described in Schedule 3.21, the Fisher Entities know of no circumstances that would affect the validity of that letter or of any fact or set of circumstances that would affect the qualified status of any such Employee Plan or trust. Except as set forth in Schedule 3.21, (i) neither of the Fisher Entities nor any ERISA Affiliate has or had any liability for unpaid contributions with respect to any Employee Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) the Fisher Entities and any ERISA Affiliates have made all required contributions under such plan for all periods; and (iii) proper accruals have been made and are reflected on the appropriate balance sheet, books and records.

(d) No plan that is an employee benefit plan under Section 3(3) of ERISA listed in Schedule 3.21 has engaged in a transaction that is a prohibited transaction, as defined in Section 406 of ERISA and Section 4975 of the Code, for which there is no exemption and with respect to which the Fisher Entities have on the date hereof incurred any Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Purchased Assets, the Stations or the Business (taken as a whole).

(e) Neither of the Fisher Entities nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plan that is intended to cover one or more TBA Transferred Employees or APA Transferred Employees.

Section 3.22 Environmental Protection. In respect of the Business and the Purchased Assets, except as set forth in Schedule 3.22:

(a) The operation of the Business by the Fisher Entities and, to the Knowledge of the Fisher Entities, by all of its predecessors, is and at all times has been in material compliance with all applicable Environmental Laws, the Fisher Entities hold all material Permits required under Environmental Laws for the operation of the Business, and no modification or change to the operations of the Business will be required upon the renewal of any such Permits other than modifications or changes required due to changes in law occurring after the date hereof.

(b) (i) No claims arising under Environmental Laws are pending or, to the Knowledge of the Fisher Entities, threatened, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding or, to the Knowledge of the Fisher Entities, threatened relating to compliance with or liability under any Environmental Law, and (iii) the Fisher Entities do not have any material liability under any Environmental Law.

(c) To the Knowledge of the Fisher Entities, there have been no Releases of Hazardous Materials in, on or under the Real Property that could result in any material investigation or material remedial action by any Governmental Body pursuant to any Environmental Law.

(d) To the Knowledge of the Fisher Entities, no facility or property of the Fisher Entities nor any facility or property to which the Fisher Entities transported or arranged for the transportation of any Hazardous Materials is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any similar federal or state list of sites requiring investigation or remediation.

(e) To the Knowledge of the Fisher Entities, (i) there are no structures, improvements, equipment, activities, fixtures or facilities on any Real Property that are constructed with, use or otherwise contain radioactive materials, lead or urea formaldehyde unless the same are in good condition, ordinary wear and tear excepted, and in compliance in all material respects with Environmental Laws, and (ii) there are no asbestos-containing materials, polychlorinated biphenyls, or underground storage tanks (whether active or abandoned), or underground piping associated with such tanks on the Real Property.

(f) To the Knowledge of the Fisher Entities, there are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the Real Property, and no government actions have been taken or are in process that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and the Fisher Entities are not required to place any notice or restriction relating to Hazardous Materials in any deed to such property.

(g) The Fisher Entities have not released any person nor waived any rights or defenses with respect to any Environmental Conditions related to the Business, the Stations or the Purchased Assets, or any claim arising in connection therewith under any Environmental Law.

(h) There is no Environmental Report that has been received by the Fisher Entities or, to the Knowledge of the Fisher Entities, any other Party, relating to the Business, the Stations or the Purchased Assets, that has not been delivered or made available to Buyer.

Section 3.23 Insolvency Proceedings. Neither the Fisher Entities nor the Purchased Assets are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither of the Fisher Entities has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to this transaction, each of the Fisher Entities (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) not specifically assumed by Buyer pursuant to the terms of this Agreement. Neither of the Fisher Entities is insolvent nor will it become insolvent as a result of entering into or consummating this transaction.

Section 3.24 Citizenship. Neither of the Fisher Entities is a “foreign person” as defined in Section 1445(f)(3) of the Code. On the Closing Date, the Fisher Entities will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of each Fisher Entity. The affidavit shall also set forth the name, address, taxpayer identification number, and such additional information as may be required to exempt the transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

Section 3.25 No Misleading Statements. To the Knowledge of the Fisher Entities, no representation or warranty or other statement made by, nor any information provided to Buyer by, the Fisher Entities in this Agreement or in any document, instrument, or certificate provided to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary in order to make such statements or information not misleading in any material respect.

Section 3.26 Transactions with Affiliates. Except as set forth on Schedule 3.26, no Affiliate of the Fisher Entities provides any goods or services or owns or leases property or is a party to any contract affecting the operation of the Purchased Assets, the Stations or the Business.

Section 3.27 No Finder. Except for Kalil & Co., Inc., neither the Fisher Entities, nor any party acting on behalf of the Fisher Entities has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 3.28 Accounts Receivable. All accounts receivable of the Fisher Entities relating to the Business have arisen from bona fide transactions by the Fisher Entities in the ordinary course of the Business consistent with past practice and constitute only valid claims which are not subject to counterclaims or setoffs.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

OF BUYER

As an inducement to the Fisher Entities to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to the Fisher Entities, all of which shall be true, correct, and complete as of the date hereof and as of the Closing, except as otherwise specifically provided:

Section 4.1 Organization. Each of Entercom Portland and Entercom Portland License is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Entercom Portland is, or will be at Closing, duly qualified as a foreign limited liability company to do business in, and in good standing under, the laws of the States of Oregon. Buyer has the requisite limited liability company power and authority to own or lease and to operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 4.2 Authority of Buyer.

(a) Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and all of the other agreements (including the TBA) and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its members. This Agreement is, and the TBA and each other Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth in Schedule 4.2, none of the execution and delivery by Buyer of this Agreement, the TBA and the other Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, the organizational documents of Buyer, any indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or any statute, other law or regulatory provision affecting Buyer or its assets; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the Communications Act.

Section 4.3 Litigation. Except as set forth in Schedule 4.3, Buyer is not a party to any action, suit or proceeding pending or, to the knowledge of Buyer, threatened which, if adversely determined, would reasonably be expected to materially restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no order to which Buyer is subject which would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.4 No Finder. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.5 Qualifications as FCC Licensee. Other than such facts and circumstances affecting similarly-situated companies that are not specific to Buyer, Buyer knows of no fact or circumstance which would, under the Communications Act, disqualify or preclude Buyer from becoming the licensee of the Stations or materially delay the obtaining of the approvals required for the transactions contemplated by this Agreement. Except as set forth in Schedule 4.5, there are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyer, threatened against Buyer or any principal, officer, member, or owner of Buyer that would materially impair the qualifications of Buyer to become a licensee of the Stations.

Section 4.6 Funds Available. Buyer is in all respects financially capable of acquiring and operating the Stations and has access to sufficient funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

ARTICLE 5.

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date, unless another date is otherwise specified:

Section 5.1 Investigation of the Business. Upon the request of Buyer, the Fisher Entities shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 72-hours prior notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Fisher Entities. It is expressly understood that, pursuant to this Section 5.1, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Stations, such inspections of the Stations for the purpose of appraising the Purchased Assets and such audits of the Stations’ financial records as Buyer may desire, so long as the same do not unreasonably interfere with the operation of the Stations; provided, that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer’s right to rely upon any representation or warranty made by the Fisher Entities in this Agreement, each of which shall survive any furnishing of information to Buyer or its agents, or any investigation by Buyer or its agents, subject to Section 11.1 hereof. Buyer shall give the Fisher Entities prompt written notice if Buyer discovers facts or circumstances that would cause any of the Fisher Entity representations to be materially false or misleading, provided, however, that failure to give such notice shall neither excuse the failure of such representations to be true when and as made, nor constitute a material breach of this Agreement.

Section 5.2 Preserve Accuracy of Representations and Warranties. The Fisher Entities shall refrain from taking any action that would render any representation or warranty contained in Article 3 hereof inaccurate. Buyer shall refrain from (i) taking any action that would render any representation or warranty contained in Article 4 hereof inaccurate or (ii) taking any action with respect to the TBA that would render any representation or warranty made by the Fisher Entities in Article 3 inaccurate. Each party shall promptly notify the other of (i) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, and (ii) any breach of this Agreement or any representation or warranty set forth herein, of which such party becomes aware; provided, however, that a failure to so notify shall not be a material breach of this Agreement. The Fisher Entities shall promptly notify Buyer, and Buyer shall promptly notify the Fisher Entities, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.19 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 5.3 FCC Consent; Other Consents and Approvals.

(a) As promptly as practicable after the date of this Agreement, but in any event no later than May 30, 2003, the Fisher Entities and Buyer shall file with the FCC an application in complete form requesting its consent to the assignment of the FCC Licenses (and any extensions or renewals thereof) to Buyer from the Fisher Entities (the “Transfer Application”). If the Transfer Application is not filed on or before May 30, 2003, the provisions of Section 5.8 shall apply. The Fisher Entities and Buyer will cooperate in the preparation of such Transfer Application and will diligently take and will cooperate in the taking of all reasonable steps necessary to prosecute expeditiously the Transfer Application and will use their reasonable best efforts to obtain promptly the FCC’s consent and approval of the Transfer

Application. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Buyer and the Fisher Entities, with each party responsible for one half of any such fees assessed; provided that Buyer will reimburse the Fisher Entities for Buyer’s share of such fees paid by the Fisher Entities, and the Fisher Entities will reimburse the Buyer for Fisher Entities’ share of such fees paid by the Buyer. The Fisher Entities and Buyer shall make available to each other, promptly after the filing thereof, copies of all reports filed by it or their Affiliates on or prior to the Closing Date with the FCC in respect of the Stations.

(b) The Fisher Entities and Buyer shall each use reasonable best efforts to obtain all consents, amendments or permits from Governmental Bodies which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement, and shall jointly, diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

Section 5.4 Operations of the Stations Prior to the Closing Date.

(a) Prior to the Closing Date, the Fisher Entities shall, consistent with past practice, use their reasonable best efforts to (subject to, and except as modified by, compliance with the other covenants contained in this Agreement and subject to the TBA):

(i) continue to promote and conduct advertising on behalf of the Stations and the Business at levels substantially consistent with past practice;

(ii) maintain the business organization of the Stations intact;

(iii) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business or the Stations;

(iv) maintain the employment of each current employee who is necessary for the continued operation of the Business or the Stations as currently operated (any voluntary departure of any employee between the date hereof and the Closing excepted);

(v) take reasonable measures consistent with past practice to preserve the Stations’ present customers and business relations; and

(vi) perform all Station Agreements without material default and pay all trade accounts payable in a timely manner; provided, however, that the Fisher Entities may dispute, in good faith, any of their alleged obligations.

(b) Prior to the Closing Date, except as approved by Buyer pursuant to Section 5.4(c) or as expressly required or permitted by this Agreement and subject to the TBA, the Fisher Entities shall:

(i) operate and carry on the operations of the Stations and conduct the Business only in the ordinary course consistent with past practices (subject to, and except as modified by, compliance with the other covenants contained in this Agreement and the TBA and FCC rules and regulations);

(ii) subject to Section 11.12, maintain the Purchased Assets in their present condition (reasonable wear and tear in normal use excepted);

(iii) subject to Section 11.12, continue making capital expenditures at budgeted levels as set forth on Schedule 5.4;

(iv) maintain their respective books and records in the usual and ordinary manner, on a basis consistent with prior periods;

(v) comply in all material respects with all laws, rules, ordinances and regulations applicable to it, to the Purchased Assets, the Business and the operation of the Stations;

(vi) retain the Stations’ libraries of recordings and other programming;

(vii) maintain the present character and entertainment format of the Stations and the quality of their programs;

(viii) maintain all inventories of supplies, tubes, and spare parts at levels consistent with the Stations’ prior practices; and

(ix) prepare and file all Tax Returns that pertain to the Purchased Assets.

(c) Notwithstanding Section 5.4(a) and (b), and subject to the Communications Act and the rules and regulations of the FCC and the provisions contained in the TBA and actions taken by or at the direction of Buyer in connection with the TBA, except as expressly contemplated by this Agreement, without the express prior written approval of the Buyer, the Fisher Entities in respect of the Stations shall not:

(i) make any material change in the Business or the operations of the Stations;

(ii) make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate, provided that Buyer’s consent shall not be required for the capital expenditures required to be made pursuant to Section 5.4(b)(iii) and set forth on Schedule 5.4);

(iii) enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedules 3.10(d);

(iv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Affiliates of the Fisher Entities), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than Excluded Assets and other than inventory and personal property sold or otherwise disposed of or consumed in the ordinary course of the Business and other than Permitted Encumbrances;

(v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from the other of Fisher Entities or any Affiliate of the Fisher Entities in the ordinary course of the Business);

(vi) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to their employees, other than in the ordinary course of the Business or as required by any such plan or Requirements of Law;

(vii) make any material change in the compensation of their employees, other than changes made in accordance with normal salary adjustments and consistent with past compensation practices or as required by contracts set forth on Schedule 3.17(a);

(viii) enter into any employment agreement for services to be performed on behalf of the Stations or the Business, except for those employment agreements that are for employees to replace former employees who resigned or who have been terminated, on similar terms and conditions and at comparable rates of compensation to those terms and conditions and rates of compensation provided to the former employees;

(ix) acquiesce in any infringement, unauthorized use or impairment of the Intellectual Property or change the Stations’ call signs;

(x) make a Tax election, settle any material controversy with any taxing authority or change accounting methods or procedures if the election, settlement or change pertains to the Purchased Assets and could reasonably be expected to affect Buyer or Buyer’s use of or rights in the Purchased Assets; or

(xi) enter into any contract or agreement of the nature of such contracts and agreements as are described in Section 3.17(b)(i) through (xi).

Section 5.5 Third Party Consents. The Fisher Entities shall use their commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by the Station Agreements requiring such consent. The delivery of such consents with respect to the Station Agreements that are identified on Schedule 3.17(a) to be material to the operation of the Stations (“Material Station Agreements”) shall, pursuant to Section 8.6, be a condition to Buyer’s obligation to close. To the extent that transfer or assignment hereunder by the Fisher Entities to Buyer of any Station Agreement or license is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. If, other than with respect to the Material Station Agreements, any such third party consent, approval or waiver is not obtained before the Closing, for a period continuing until the earlier of the first anniversary of the Closing Date or such consent, approval or waiver is obtained, the parties shall use their commercially reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Buyer the economic benefits of the Station Agreements for which third party consents, approvals, and waivers are being sought after Closing, and Buyer shall, to the extent Buyer is provided with the benefits thereunder, assume and discharge the obligations under the Station Agreements after the Closing Date.

Section 5.6 Environmental Site Assessment. Within sixty (60) days of the execution of this Agreement, Buyer may engage an environmental consulting firm that is reasonably acceptable to the Fisher Entities for the purpose of obtaining a Phase I Environmental Assessment for each of the parcels of the Real Property (the “Environmental Assessment”). In the event the Environmental Assessment describes any recognized environmental conditions (the “Identified Environmental Conditions”) or indicates any potential that such conditions may exist that could reasonably be expected to result in a liability of Buyer, then Buyer may conduct or have conducted at its expense additional testing solely to confirm or negate the existence of the Identified Environmental Conditions. If any such Environmental Assessment or additional testing reflects the existence of the Identified Environmental Conditions, the Fisher Entities shall cause such conditions to be remedied prior to Closing such that no Identified Environmental Conditions exist; provided, however, that if remediation cannot be accomplished prior to the scheduled Closing Date, but can be accomplished within 120 days of such date, the Fisher Entities may postpone the Closing in order to accomplish such remediation for the number of days up to 120 necessary to accomplish such remediation; provided further, that the Fisher Entities shall not be obligated to expend in the aggregate in excess of One Million Dollars ($1,000,000) (the “Remediation Cap”) to effect such remediation prior to Closing. In the event that the aggregate amount of the remediation cost with respect to the Identified Environmental Conditions exceeds the Remediation Cap (any such specifically identified excess amount, the “Remediation Overage”), the Fisher Entities may elect not to take such remedial action. In such event, Buyer may require the Fisher Entities to proceed to Closing, in which event Buyer shall receive a reduction in the Purchase Price at Closing equal to One Million Dollars ($1,000,000), and in exchange for such reduction, the Fisher Entities thereafter shall be relieved of any liability to Buyer with respect to the Remediation Overage (whether pursuant to this Agreement or otherwise). Alternatively, if the Fisher Entities elect not to take such remedial action, Buyer may terminate this Agreement by notice to the Fisher Entities given within ninety (90) days after the date of this Agreement (provided that in any event Buyer shall have twenty (20) days after notification by the Fisher Entities that no remedial action shall be taken to terminate this Agreement). Subject to the other provisions of this Section 5.6, such Environmental Assessment shall not relieve the Fisher Entities of any obligation with respect to any representation, warranty or covenant of the Fisher Entities in this Agreement or waive any condition to Buyer’s obligations under this Agreement, except to the extent of the reduction in the Purchase Price and the Remediation Overage described above. The cost of completing the Environmental Assessment shall be paid by Buyer.

Section 5.7 Public Announcement. None of the Fisher Entities, Buyer or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law (including any filing to be made with the FCC) or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.8 Milestones.

(a) If the Transfer Application is not filed on or before May 30, 2003, and such failure to file is caused solely by Buyer, then the Fisher Entities may terminate this Agreement at any time prior to June 10, 2003 by providing written notice thereof to Buyer. In the event the Transfer Application is not filed on or before May 30, 2003 and such failure to file is not caused by Buyer, then Buyer shall file the Transfer Application promptly following the termination or expiration of the cause of such failure.

(b) If the FCC adopts a change to its radio multiple ownership rules relating to the definition of radio markets that makes the acquisition of the Stations by the Buyer impermissible due to Buyer’s proposed station ownership, Buyer shall, as soon as reasonably practicable, but in no case later than October 1, 2003, to the extent such action would make the acquisition of the Stations permissible pursuant to such changed rules, file an application or applications with the FCC (the “Station Trust Application”) to place into an insulated divestiture trust one of the Entercom AM Licenses and/or one of the Entercom FM Licenses, in either case, of Buyer’s choice.

(c) If the FCC grant of the Station Trust Application has not occurred on or before October 1, 2003, then the Fisher Entities may enter into negotiations with one or more third parties regarding the possible sale of the Stations to such third parties, and such negotiations undertaken in accordance with this Section 5.8(c) shall not be deemed a violation of the Fisher Entities’ obligations under Section 5.13; provided, however, that the Fisher Entities shall not enter into any agreement unless such agreement is contingent on termination of this Agreement.

(d) If the FCC grant of the Station Trust Application has not occurred on or before October 15 2003, then the Fisher Entities shall have the right to terminate this Agreement. If the Fisher Entities have not terminated this Agreement pursuant to this Section 5.8(d) on or before November 28, 2003, then such right of termination shall expire, and this Agreement shall remain in effect in accordance with its terms; provided, however, that if the FCC grant of the Station Trust Application occurs prior to the Fisher Entities giving notice of termination under this Section 5.8(d), such right of termination shall expire.

(e) Within five (5) business days following FCC grant of the Station Trust Application, Buyer shall place the designated Entercom AM License and/or Entercom FM

Licenses into trust in conformity with the terms of the Station Trust Application, and thereafter shall take all such actions as are reasonably to carry out the terms of the Station Trust Application.

Section 5.9 Administrative Violations. If the Fisher Entities receive any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Stations’ operations violates any rule or regulation of the FCC or of any other Governmental Body (an “Administrative Violation”), the Fisher Entities shall promptly notify Buyer of the Administrative Violation, and shall, except to the extent otherwise provided in Section 5.6, remove or correct the Administrative Violation (provided, however, that the Fisher Entities may dispute, in good faith, the findings of any Administrative Violation), and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed; provided that nothing in this Section shall relieve the Fisher Entities of their obligations with respect to the representations and warranties contained herein; provided, further, that nothing in this Section shall require the Fisher Entities to remedy any Administrative Violation to the extent caused by or under the direction of Buyer under the TBA or otherwise, and Buyer shall remedy any such Administrative Violation.

Section 5.10 Acquisitions by Buyer. Buyer shall not acquire or attempt to acquire any radio broadcast stations in any market that will materially delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.11 Adverse Developments. The Fisher Entities shall promptly notify Buyer of any materially adverse developments that occur prior to Closing with respect to the Purchased Assets, or the operation of the Stations or the Business, or with respect to the Transfer Application; provided, however, that compliance with the disclosure requirements of this Section 5.11 shall not relieve the Fisher Entities of any obligation with respect to any representation, warranty or covenant of the Fisher Entities in this Agreement or waive any condition to Buyer’s obligations under this Agreement.

Section 5.12 Additional Covenant. The Fisher Entities and Buyer shall use all commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement. The Fisher Entities and Buyer shall not take any action that is inconsistent with their obligations under this Agreement in any material respect or that could reasonably be expected to materially hinder or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.13 No Solicitation Covenant. The Fisher Entities shall not, and each shall use its best efforts to cause its Affiliates, representatives and agents (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, member, partner, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than the Buyer and its representatives and agents, concerning (i) any sale of all or any portion of the Purchased Assets including without limitation the Business and the Stations, (ii) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction transferring or otherwise disposing of the Purchased Assets, the Business or the Stations to a party other than Buyer, or (iii) any transaction that would have an effect similar to the transactions described in (i) or (ii) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”); provided that communication solely of the negative covenant in this Section 5.13 shall not be a violation hereof. The Fisher Entities hereby represent that as of the date of this Agreement, they are not engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. A Proposed Acquisition Transaction shall not include a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving either of the Fisher Entities or their respective parent corporations that does not modify or otherwise invalidate the obligations of the Fisher Entities hereunder or affect in any way their ability to perform such obligations.

Section 5.14 Copies of FCC Applications. The Fisher Entities shall promptly deliver to Buyer copies of any applications filed with the FCC with respect to the Stations promptly after the filing of the same with the FCC.

Section 5.15 Estoppel Certificates. The Fisher Entities shall use commercially reasonable efforts to obtain executed versions of estoppel certificates from the landlords under the Real Property Leases in a form reasonably acceptable to Buyer.

Section 5.16 Trade Agreements.

(a) From the date of the Agreement through the Closing, the Fisher Entities shall not modify or amend any existing Trade Agreements or enter into any new Trade Agreements (other than in the ordinary course of the Business or Trade Agreements that provide for termination upon thirty (30) days notice without financial penalty and subject to the provisions contained in the TBA) without the prior written consent of the Buyer which shall not be unreasonably withheld or delayed.

(b) The amount by which the aggregate Trade Payables under all Trade Agreements exceed the Trade Receivables (the “Negative Trade Balance”) on the TBA Effective Date shall not exceed the Negative Trade Balance as of May 22, 2003.

Section 5.17 Title Examination; Title Insurance; Surveys.

(a) Buyer may, at its expense, conduct a review and examination with respect to title of the Real Property, and the Fisher Entities shall cooperate as reasonably necessary in completion of such review and examination. If any such review and examination reflects the existence of any defect, encumbrance, or other limitation with respect to any such title which would cause a material limitation or exclusion from the title insurance to be obtained under Section 5.17(b) (other than a Permitted Encumbrance) (a “Title Defect”), then Buyer shall notify the Fisher Entities of such Title Defect within sixty (60) days after the date of this Agreement, and the Fisher Entities shall, at their sole cost and expense, use best efforts to cause such Title Defect to be cleared or otherwise remedied prior to Closing. If, despite the Fisher Entities’ best efforts, the Fisher Entities are unable to do so prior to the Closing, then they shall have no obligations to do so thereafter.

(b) Within ten (10) days of the date of this Agreement, the Fisher Entities shall deliver to Buyer all current title insurance policies and surveys with respect to the Real Property in their possession. The Fisher Entities shall obtain the commitment of a title insurance company reasonably satisfactory to Buyer to issue to Buyer, at standard rates, ALTA standard coverage title insurance policy, including a zoning endorsement, insuring Buyer’s interest in the Real Property set forth in Schedule 5.17(b) (the “Title Commitments”). The costs of the Title Commitments and the policy to be issued pursuant to the Title Commitment (to the extent of the cost of standard coverage title insurance) shall be paid by the Fisher Entities. If Buyer desires extended coverage title insurance or any endorsements (including the zoning endorsement referenced above), then Buyer shall be responsible for any additional premiums with respect thereto. Buyer shall obtain any commitment for lender’s policies and shall be responsible for the payment of premiums with respect thereto. The Fisher Entities shall take all necessary actions, including, without limitation, the execution of all customary affidavits and other documentation, to enable Chicago Title Insurance Company of Oregon to issue policies of title insurance to Buyer with respect to the Real Property.

(c) Buyer may obtain surveys of the Real Property performed by surveyors reasonably acceptable to Buyer sufficient to remove any “survey exception” from the title insurance policies to be issued pursuant to the Title Commitments. The cost of such surveys shall be borne by Buyer.

Section 5.18 Access to Real Property. The Fisher Entities shall, at their expense, ensure that all access roads and easements and other rights required to permit access to the owned Real Property as currently accessed or a reasonable alternative providing legal and physical access with comparable road conditions to those presently used by the Fisher Entities (the “Access Easements”) have been obtained and are duly recorded or otherwise provided with respect to any Real Property to which they apply.

Section 5.19 Fisher Board Approval. The Fisher Entities shall use their best efforts to obtain the Fisher Board Approval as soon as practicable, but in no event later than 5:00 p.m. PDT on June 4, 2003. Upon receipt of the Fisher Board Approval, the Fisher Entities shall promptly provide written notice to Buyer of the same.

ARTICLE 6.

ADDITIONAL AGREEMENTS

Section 6.1 Taxes; Sales, Use and Transfer Taxes.

(a) The Fisher Entities shall pay after the Closing when due all Taxes for taxable periods ending on or prior to the Closing Date and for Pre-Closing Straddle Periods that have given rise to, or will give rise to an Encumbrance on the Purchased Assets in the hands of Buyer after the Closing Date. Notwithstanding the foregoing, no payments shall be required to be made for Taxes pursuant to the preceding sentence to the extent such Taxes are to be prorated pursuant to Section 2.11 of this Agreement. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of such Tax allocable to the Pre-Closing Straddle Period shall (a) in the case of any Taxes based on the value of property, such as property or ad valorem Tax, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period and (b) in the case of any other Tax, such as income, sales or gross receipts, be deemed to equal the amount that would be payable if the taxable year ended as of the end of the Closing Date.

(b) Subject to the other provisions of this Section 6.1, Buyer shall notify the Fisher Entities of any Tax obligation to be paid pursuant to Section 6.1(a) within a reasonable time prior to the date such payment is due and the Fisher Entities shall wire transfer funds to Buyer for value no later than two (2) days before such payments are due.

(c) To the extent that the amount of any adjustment made to the Purchase Price in favor of Buyer pursuant to Section 2.11 in respect of any Tax exceeds the amount actually payable with respect to the period covered by such calculation, Buyer shall promptly reimburse the Fisher Entities for the full amount of such excess.

(d) Buyer and the Fisher Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return related to the Stations or the Purchased Assets and any audit, litigation or other proceeding with respect to Taxes that relates to the Stations or the Purchased Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation of any Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Any sales, use or other transfer Taxes payable by reason of transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be paid by the Fisher Entities. Except as otherwise provided in Section 5.3, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder shall be paid by the Fisher Entities.

Section 6.2 Employees; Employee Benefit Plans.

(a) Except for those employees listed on Schedule 6.2, on the TBA Effective Date, Buyer may extend offers of employment to employees of the Fisher Entities whose employment relates to the Business or any of the Stations to whom it desires to offer employment on such terms and conditions that Buyer shall determine in its own discretion (such employees who accept Buyer’s offer of employment hereinafter referred to as the “TBA Transferred Employees”); provided, however, that no such terms and conditions shall restrict the ability of the Fisher Entities to rehire the TBA Transferred Employees or the ability of the TBA Transferred Employees to be rehired by the Fisher Entities in the event that Closing fails to occur or the TBA is terminated by the Fisher Entities pursuant to Sections 10.1(a)(vii) or (ix); and provided, further, that prior to the TBA Effective Date, Buyer shall notify the Fisher Entities of whether or not Buyer will assume the contract listed as item 15 on Schedule 3.16 (the “Schedule

3.16 Contract”). If Buyer elects not to assume the Schedule 3.16 Contract, then Buyer and its Affiliates shall not hire the employee who is a party to such contract until January 1, 2006. Nothing in this Agreement shall obligate Buyer to hire any such employees. The Fisher Entities shall terminate the employment of all TBA Transferred Employees effective upon the TBA Effective Date and shall cooperate with, and use commercially reasonable efforts to assist, and not interfere with or impede Buyer in its efforts to secure satisfactory employment arrangements with the TBA Transferred Employees to whom Buyer makes offers of employment. If Closing fails to occur for any reason or if the Fisher Entities terminate the TBA pursuant to Sections 10.1(a)(vii) or (ix), the Fisher Entities shall have the right to offer employment to the TBA Transferred Employees, and Buyer shall cooperate with, and use commercially reasonable efforts to assist, and not interfere with or impede, the Fisher Entities in their efforts to rehire such employees. While the TBA is effective, Buyer shall allow those TBA Transferred Employees who, prior to their employment with Buyer, performed billing and accounts receivable functions for the Fisher Entities, to continue to perform such functions for the Fisher Entities as the Fisher Entities may reasonably request in the ordinary course of business.

(b) Effective as of the Closing Date, Buyer may extend offers of employment to employees listed on Schedule 6.2 to whom it desires to offer employment on such terms and conditions that Buyer shall determine in its own discretion (such employees who accept Buyer’s offer of employment hereinafter referred to as the “APA Transferred Employees”). Nothing in this Agreement shall obligate Buyer to hire any such employees. The Fisher Entities shall terminate the employment of all APA Transferred Employees effective upon the Closing Date and shall cooperate with, and use commercially reasonable efforts to assist, and not interfere with or impede Buyer in its efforts to secure satisfactory employment arrangements with the APA Transferred Employees to whom Buyer makes offers of employment.

(c) The Fisher Entities shall vest all TBA Transferred Employees in all benefits accrued through the TBA Effective Date and all APA Transferred Employees in all benefits accrued through the Closing Date under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(d) Buyer shall not be obligated to provide, nor shall assume any obligation or liability relating to COBRA Coverage for an employee of the Fisher Entities or the Stations or any beneficiary who incurs a qualifying event on or prior to Closing.

(e) Each TBA Transferred Employee shall be eligible effective immediately upon the TBA Effective Date, and each APA Transferred Employee shall be eligible effective immediately upon the Closing, to become a participant in such employee benefit plans (as such term is defined in Section 3(3) of ERISA) and such other programs and arrangements as may be provided by Buyer to similarly situated employees.

(f) The Fisher Entities shall be solely responsible for the Employee Plans and the Fisher Entities’ workers compensation arrangements and all obligations and liabilities thereunder. Except as provided in this Section 6.2, Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder. The Fisher Entities shall be solely responsible for all obligations and liabilities associated with any employees of the Fisher Entities who are not

TBA Transferred Employees or APA Transferred Employees and for all obligations and liabilities associated with any TBA Transferred Employee or APA Transferred Employees that arise from or relate to facts, circumstances or conduct of the Fisher Entities, any of their subsidiaries, any ERISA Affiliate of any of their Subsidiaries that occurred or is deemed to occur on or prior to the TBA Effective Date in the case of any TBA Transferred Employee, or Closing in the case of any APA Transferred Employee. The Fisher Entities shall be responsible for, shall indemnify Buyer for and shall hold harmless Buyer from and against any adverse consequences that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any actions taken by the Fisher Entities or the Stations or any ERISA Affiliate with respect to an Employee Plan.

(g) The Fisher Entities shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and any state law equivalent statutes resulting from their actions contemplated by this Agreement.

(h) The Fisher Entities will remain responsible for (i) all benefits payable to their employees who, as of the close of business on the day immediately preceding the TBA Effective Date in the case of any TBA Transferred Employee, or the Closing Date in the case of any APA Transferred Employee, were determined to be disabled in accordance with the applicable provisions of the health, accident, sickness, salary continuation, or short-term or long-term disability benefit plans or programs of the Fisher Entities, and (ii) all benefits payable to their employees, who as of the close of business on the business day immediately preceding the TBA Effective Date in the case of any TBA Transferred Employee, or the Closing Date in the case of any APA Transferred Employee, were receiving short-term disability benefits in accordance with the applicable provisions of the short term disability benefit plans or programs of the Fisher Entities; and (iii) all benefits payable to employees of the Fisher Entities who, as of the close of business on the business day immediately preceding the TBA Effective Date in the case of any TBA Transferred Employee, or the Closing Date in the case of any APA Transferred Employee, were on any type of leave other than vacation leave. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims.

(i) The Fisher Entities shall be responsible for, and shall indemnify and hold Buyer harmless for, all workers’ compensation claims (i) asserted or filed by employees on or before Closing; (ii) asserted or filed by the APA Transferred Employees and the TBA Transferred Employees after the Closing to the extent that the claim arises from pre-Closing events or circumstances regardless of whether the events or circumstances are known or unknown as of the Closing; and (iii) asserted or filed by all other employees, former employees or retired employees of the Fisher Entities or the Stations.

(j) Nothing contained herein, expressed or implied, is intended to confer upon any TBA Transferred Employee or any APA Transferred Employee any right to continued employment for any period of time by reason of this Agreement. Nothing contained herein is intended to confer upon any TBA Transferred Employee or any APA Transferred Employee any particular term or condition of employment.

Section 6.3 Control of Operations Prior to Closing Date. Notwithstanding anything contained herein or in the TBA to the contrary, the Closing shall not be consummated prior to the grant by the FCC of the FCC Consent. The Fisher Entities and Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, except as set forth in and pursuant to the terms of the TBA, neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Stations, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Stations shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of the Fisher Entities, subject to the terms of Section 5.4 of this Agreement and the provisions of the TBA.

Section 6.4 Non-Solicitation of Employees. Subject to the Fisher Entities’ right to rehire employees pursuant to Section 6.2(a), commencing with the TBA Effective Date and continuing for eighteen months after the Closing Date, each Fisher Entity and its Affiliates (each a “Covenantor”) shall not directly or indirectly, for itself or on behalf of any other individual or entity, hire or solicit any TBA Transferred Employee or any APA Transferred Employee who at the time of solicitation is known to the Covenantor to be an employee of Buyer or any of its Affiliates, or induce or attempt to induce through any form of direct communication any such TBA Transferred Employee or any APA Transferred Employee to leave his or her employment with any of the Buyer or any of its Affiliates who at the time of solicitation is known to the Covenantor to be an employee of Buyer or any of its Affiliates; provided, however, that this Section 6.4 shall not prohibit any Covenantor from making a general, public solicitation or a general industry-specific solicitation for employment, or from hiring any individual discharged by Buyer or any of its Affiliates.

Section 6.5 Termination of Certain Arrangements. Except as otherwise may be agreed by the parties in this Agreement or otherwise (including the post-closing arrangements contemplated by Schedule 3.26), Buyer and the Fisher Entities acknowledge and agree that any and all services provided by the Fisher Entities or any of their Affiliates to the Stations and any other arrangements between the Fisher Entities or their Affiliates and the Stations shall automatically be terminated effective as of the Closing without any additional actions by the parties, and that the Fisher Entities and their Affiliates, on the one hand, and the Stations, on the other, shall have no further obligations or liabilities to each other from and after the Closing.

Section 6.6 Public Filings. The Fisher Entities acknowledge that Buyer may be obligated to use the pre-Closing financial statements of the Fisher Entities and other information in connection with filings under the Securities Act of 1933, as amended, and the

Securities Exchange Act of 1934, as amended (the “Public Filings”), to be issued or filed by Buyer. For a period of three (3) years from the Closing Date, the Fisher Entities shall cooperate in a commercially reasonable manner with Buyer so that Buyer can obtain information sufficient for Buyer to prepare such Public Filings, in each case the out-of-pocket costs for which shall be borne solely by Buyer. The foregoing cooperation of the Fisher Entities shall include (i) with respect to the period of time that the Station, the Purchased Assets and the Business was owned or controlled by a Fisher Entity, compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Buyer and its accountants full and complete access to the books and records of Fisher Radio and to any personnel knowledgeable about such books and records (including the accountants of the Fisher Entities), in each case, to the extent reasonably requested by Buyer and (iii) with respect to the period of time that the Station, the Purchased Assets and the Business was owned or controlled by the Fisher Entities, signing customary management representation letters related to the financial statements and any comfort letters. With respect to matters described in clause (i), for periods prior to the time the Station was owned or controlled by the Fisher Entities, the Fisher Entities agree to provide all relevant financial information in their possession with respect to ☐such periods, to contact the former owners of the Station on behalf of Buyer and to assist Buyer in arranging access to financial information of such former owners.

Section 6.7 Bulk Sales Act. The Fisher Entities agree to jointly and severally indemnify, defend, and hold Buyer harmless against any claims, liabilities, costs, or expenses, including reasonable attorneys’ fees, that Buyer may incur as a result of the failure to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws with respect to the transactions contemplated hereby.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS

OF

THE FISHER ENTITIES

The obligations of the Fisher Entities under this Agreement to consummate the Closing shall, at the option of the Fisher Entities, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 7.1 No Misrepresentation or Breach of Covenants and Warranties.

(a) There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements contained herein to be performed prior to the Closing that remains uncured as of the Closing.

(b) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without regard to any materiality limitation contained in any representation or warranty) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time).

(c) Buyer shall have delivered to the Fisher Entities certificates, dated as of the Closing Date and signed on behalf of Buyer by its President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

Section 7.2 No Restraint or Litigation.

(a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by the Fisher Entities if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, the Fisher Entities in breach of this Agreement.

Section 7.3 FCC Consent. The FCC Consent shall have been granted without any condition or qualification that is materially adverse to the Fisher Entities, except those that are customary in the assignment of AM and FM licenses and any condition imposed by reason of actions constituting a material breach of Fisher Entities’ representations, warranties, covenants and obligations hereunder.

Section 7.4 Payment. Buyer shall have delivered the Purchase Price to the Fisher Entities in accordance with Section 2.7.

Section 7.5 Closing Documents. Buyer shall have delivered to the Fisher Entities all of the closing documents specified in Section 2.8(b), all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably acceptable to the Fisher Entities.

Notwithstanding the failure of any one or more of the foregoing conditions, to the extent permitted by law, the Fisher Entities may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, that Closing shall be deemed a waiver of only such conditions.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

Section 8.1 No Misrepresentation or Breach of Covenants and Warranties.

(a) There shall have been no breach by the Fisher Entities in the performance of any of their covenants and agreements contained herein to be performed prior to the Closing that remains uncured as of the Closing except to the extent any such breach does not, individually or in the aggregate, have a Material Adverse Effect.

(b) Each of the representations and warranties of the Fisher Entities contained in this Agreement shall be true and correct in all respects (without regard to any materiality limitation contained in any representation or warranty) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all respects as of such specified date or time) except to the extent any failure of such representation or warranty to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Fisher Entities shall have delivered to Buyer certificates, dated as of the Closing Date and signed on behalf of the Fisher Entities by their President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

Section 8.2 No Restraint or Litigation.

(a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by Buyer if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Buyer in breach of this Agreement.

Section 8.3 FCC Consent. The FCC Consent shall have been granted without any condition or qualification that is materially adverse to Buyer or to the operations of the Stations and no objection, opposition or other filing raising issues concerning the Transfer Application which, in the reasonable judgment of Buyer’s FCC counsel, could lead to denial or designation for hearing of the Transfer Application or to the imposition of any condition or qualification materially adverse to the operation of either or both of the Stations (a “Transfer Opposition”) shall have been filed. In the event a Transfer Opposition has been filed, then the FCC Consent shall have become a Final Order.

Section 8.4 FCC Licenses. On the Closing Date, Fisher Radio shall be the lawful holder of the FCC Licenses issued by the FCC, the FCC Licenses shall be in full force and effect, in accordance with their terms, and with respect to the FCC Licenses, the balance of the current license term shall be that applicable generally to radio broadcast stations licensed to communities in the state where the Station in question is located.

Section 8.5 Closing Documents. The Fisher Entities shall have delivered to Buyer all of the closing documents specified in Section 2.8(a), all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably acceptable to Buyer.

Section 8.6 Third Party Consents. The Fisher Entities shall have obtained all consents required under the Material Station Agreements in connection with the consummation of the Transaction (a “Required Consent”), such that after the Closing the Buyer will continue to enjoy all of its rights and privileges under the Material Station Agreements, subject only to the same obligations as are binding thereunder, on terms and conditions that are no less favorable in any material respect than those contained in such Material Station Agreements on the date of this Agreement (as it may be modified prior to the Closing in accordance with the provisions of this Agreement or the TBA).

Section 8.7 Satisfactory Environmental Assessment. To the extent that the Environmental Assessment or confirmatory testing conducted pursuant to Section 5.6 hereof reflects the existence of any recognized environmental conditions, then (i) the Fisher Entities shall have completed the remediation of such conditions in accordance with Section 5.6 hereof or (ii) Buyer shall have provided notice to the Fisher Entities of Buyer’s election to proceed to Closing with the adjustment to the Purchase Price specified in Section 5.6 hereof (provided that Buyer shall be deemed to have provided such notice if it does not exercise its right to terminate this Agreement in accordance with Section 5.6 by the dates specified therein).

Section 8.8 Title Commitments. Buyer shall have received the Title Commitments.

Notwithstanding the failure of any one or more of the foregoing conditions, to the extent permitted by law, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, that Closing shall be deemed a waiver of only such conditions.

Section 8.9 Access Easements. Buyer shall have received evidence that all Access Easements exist and are duly recorded.

ARTICLE 9.

INDEMNIFICATION

Section 9.1 Indemnification by Fisher Entities. The Fisher Entities agree jointly and severally to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by Buyer in connection with or arising from:

(i) any breach by the Fisher Entities of, or any other failure of the Fisher Entities to perform, any of their covenants, agreements or obligations in this Agreement or in any Fisher Ancillary Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of the Fisher Entities contained in this Agreement or any certificate delivered by or on behalf of the Fisher Entities pursuant hereto; provided, that with respect to the indemnification provisions of this Article 9 only, in the case of any representation or warranty in Section 3.10 or 3.22 herein that is subject to the Knowledge of the Fisher Entities (the “Knowledge Qualification”), compliance with and the accuracy of such representation or warranty shall be determined without regard to the Knowledge Qualification and, in the event of a breach or inaccuracy thereof, (a) if within the Knowledge of the Fisher Entities at or before Closing, the Fisher Entities shall indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by Buyer in connection with or arising from such breach or inaccuracy and (b) if not within the Knowledge of the Fisher Entities at or before Closing, the obligation of the Fisher Entities to indemnify and hold harmless Buyer in connection with such breach or inaccuracy shall be limited to Buyer’s reasonable direct damages as a result of such breach or inaccuracy (including penalties, fines and third party claims but excluding, without limitation, lost profits) or in curing such breach or inaccuracy and Buyer’s reasonable attorneys’ fees incurred in connection therewith or arising therefrom, including, without limitation, in enforcing its rights to indemnification, in effecting any related remediation, and in enforcing or defending any related claims;

(iii) any Encumbrances on the Purchased Assets except for Permitted Encumbrances;

(iv) any Administrative Violation or alleged Administrative Violation of the Fisher Entities occurring prior to the Closing Date (except to the extent caused by Buyer’s actions under the TBA);

(v) the litigation described on Schedule 3.19;

(vi) the Excluded Liabilities;

(vii) any actions of the Fisher Entities or their Affiliates, their employees, contractors or agents (including their negligence) in performing or failing to perform any of their obligations under the TBA;

(viii) any and all obligations of the Fisher Entities to, or claims for payment of fees or commissions by, Kalil & Co., Inc. or any of its employees, agents or Affiliates that arise in connection with the transactions contemplated by this Agreement; and

(ix) termination of any of the contracts listed in Schedule 9.1(ix) (the “Schedule 9.1(ix) Contracts”); provided, however, that the Fisher Entities’ obligations pursuant to this Section 9.1(ix) with respect to any contractual compensation remaining to be paid for the balance of the applicable Schedule 9.1(ix) Contract shall be limited to one-half of the total amount of such compensation paid by or agreed to be paid by Buyer.

Section 9.2 Indemnification by Buyer. The Buyer agrees to indemnify and hold harmless the Fisher Entities from and against any and all Losses or Expenses incurred by the Fisher Entities in connection with or arising from:

(i) any breach by Buyer, or any other failure of Buyer to perform, any of its covenants, agreements or obligations in this Agreement or in any Buyer Ancillary Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto;

(iii) the failure of Buyer to perform any of the Assumed Liabilities, Buyer’s (or any successor’s or assignee’s) operation of the Stations and conduct of the Business and/or the ownership and/or use of the Purchased Assets after the Closing;

(iv) any action or failure of Buyer to perform of discharge its obligations under the TBA; and

(v) termination of the Schedule 3.16 Contract, only if such contract is not assumed by Buyer pursuant to Section 6.2(a); provided, however, that Buyer’s obligations pursuant to this Section 9.2(v) with respect to any contractual compensation remaining to be paid for the balance of the Schedule 3.16 Contract shall be limited to one-half of the total amount of such compensation paid or agreed to be paid by the Fisher Entities only through December 31, 2003.

Section 9.3 Additional Indemnification Matters; Notice of Claims.

(a) Notwithstanding anything in this Agreement to the contrary, the Fisher Entities’ obligation to indemnify and hold harmless Buyer for Losses and Expenses incurred by Buyer in connection with or arising from the Excluded Liabilities set forth in Section 2.3(b)(iv) shall be limited to Buyer’s reasonable direct damages in remediation (including penalties, fines and third party claims but excluding, without limitation, lost profits) of such Excluded Liabilities and Buyer’s reasonable attorneys’ fees incurred in connection with, or arising from, such

Excluded Liabilities, including without limitation, in enforcing its rights to indemnification, in effecting any related remediation, and in enforcing or defending any related claims. The aggregate amount that (i) the Fisher Entities shall be required to indemnify and hold harmless Buyer pursuant to the foregoing and clause (a)(ii) of Section 9.1 and (ii) Buyer shall be required to indemnify and hold harmless the Fisher Entities pursuant to clause (ii) of Section 9.2 shall not exceed Five Million Dollars ($5,000,000.00). The Fisher Entities shall have no obligation to indemnify Buyer with respect to clause (ii) of Section 9.1 and Buyer shall have no obligation to indemnify the Fisher Entities with respect to clause (ii) of Section 9.2 unless and until, in either case, the aggregate amount of Losses and Expenses arising in conjunction therewith exceeds One Hundred Thousand Dollars ($100,000.00), in which event the indemnifying party (the “Indemnitor”) shall be required to indemnify the other party (the “Indemnified Party”) for the full amount of any Losses and Expenses incurred by the Indemnified Party. In determining whether a party shall be obligated to indemnify the other party under this Article 9, each representation and warranty and each covenant contained in this Agreement with respect to which indemnity may be sought hereunder shall be read solely for purposes of determining whether a breach of such representation, warranty or covenant has occurred without regard to materiality qualifications (including Material Adverse Effect) that may be contained therein. The indemnity set forth herein is intended by the parties to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

(b) An Indemnified Party seeking indemnification hereunder shall give promptly to the Indemnitor a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known or estimable) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 9 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 9.4 Third Person Claims.

(a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, including without limitation any enforcement action any federal, state or local government agency, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly after receipt thereof and shall deliver to the Indemnitor promptly after the receipt of such complaint copies of notices and documents (including court papers) physically served upon the Indemnified Party relating to the third Person claim. The failure of any Indemnified Party to give the Claim Notice promptly or to deliver copies of notices and documents as required by this Section 9.4 shall not affect such Indemnified Party’s rights under this Article 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b) In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, including without limitation any enforcement action any federal , state or local government agency, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that, the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) days after the date of such notice.

Section 9.5 Treatment of Indemnity Payments. All payments under this Article 9 shall be treated for income tax purposes as adjustments to the Purchase Price.

Section 9.6 Limitations.

(a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article 9, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(b) Except in claims of common law fraud or except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article 9 shall be the exclusive remedy for breaches of any representation or warranty contained in this Agreement.

ARTICLE 10.

TERMINATION AND REMEDIES

Section 10.1 Termination.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of the Fisher Entities and Buyer;

(ii) provided that the Fisher Entities are not then in material breach of this Agreement, by written notice from the Fisher Entities in the event of a material breach by Buyer of any of its covenants, agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Buyer to cure such breach within thirty (30) days after receipt of written notice from the Fisher Entities requesting such breach to be cured, and provided that the failure to cure such breach would result in the conditions contained in Section 7.1 not being satisfied;

(iii) provided that Buyer is not then in material breach of this Agreement, by written notice from Buyer in the event of a material breach by the Fisher Entities of any of their respective covenants, agreements, representations or warranties contained in this Agreement (other than such breaches resulting solely from Buyer’s actions under the TBA or Buyer’s failure to perform or discharge its obligations as required by the TBA) or if any of the representations or warranties of the Fisher Entities contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of the Fisher Entities, as the case may be, to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured, and provided that the failure to cure such breach would result in the conditions contained in Section 8.1 not being satisfied;

(iv) (a) by written notice from Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling (other than any such order, decree or ruling arising from or in connection with a Transfer Restraint) permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or (b) by written notice from the Fisher Entities if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling (other than any such order, decree or ruling arising from or in connection with the actions of the Fisher Entities) permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(v) by written notice from Buyer, pursuant to the provisions of Section 5.6 hereof;

(vi) by written notice from Buyer, pursuant to the provisions of Section 11.12 hereof;

(vii) by written notice from the Fisher Entities or Buyer if the Closing shall not have occurred on or before June 30, 2004 (or such later date as may be mutually agreed to by the Fisher Entities and Buyer), in which event the TBA shall terminate simultaneously with this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(vii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the TBA shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;

(viii) by written notice from the Fisher Entities, pursuant to the provisions of Section 5.8(a) hereof;

(ix) by written notice from the Fisher Entities or Buyer, if the Fisher Board Approval is not obtained prior to 5:00 p.m. PDT on June 4, 2003;

(x) by written notice from the Fisher Entities, pursuant to the provisions of Section 5.8(d) hereof.; and

(xi) by written notice from the Fisher Entities or Buyer if the Transfer Application is designated for hearing.

(b) In the event that this Agreement is terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than the provisions of Sections 2.5, 6.2(a), 6.4, this Article 10, and Sections 11.2, 11.9 and 11.15) shall be terminated without further liability of any party to the other, except that notwithstanding the foregoing each party shall remain liable to the other party hereto for any breach of its obligations under this Agreement prior to such termination.

Section 10.2 Fisher Entities’ Remedies.

(a) If this Agreement is terminated by the Fisher Entities (other than pursuant to Section 10.1(a)(ix)), or if the Closing has not occurred and, in either case, Section 2.5(c) applies, then Buyer shall pay to the Fisher Entities Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Liquidated Damages Amount”).

(b) If this Agreement is terminated by either party and Section 2.5(d) applies, then Buyer shall pay to the Fisher Entities One Million One Hundred Thousand Dollars ($1,100,000) (the “Regulatory Termination Fee”).

(c) In the event of any such termination, the Liquidated Damages Amount or the Regulatory Termination Fee, as the case may be, shall be liquidated damages and not a penalty and shall constitute full payment and the exclusive remedy for any damages, costs or expenses sustained by the Fisher Entities as a result of such termination. The Fisher Entities shall be entitled to collect the Liquidated Damages Amount or the Regulatory Termination Fee, as the case may be, by receiving a disbursement of the Deposit held by the Escrow Agent pursuant to the Escrow Agreement. The Fisher Entities and Buyer agree in advance that actual damages, costs or expenses would be difficult to ascertain and that the Liquidated Damages Amount or the Regulatory Termination Fee, as the case may be, is a fair and equitable amount to reimburse the Fisher Entities for damages sustained due to Buyer’s breach of this Agreement or for costs and expenses sustained due to the termination of this Agreement described in Section 10.2(b) and is not a penalty in either case.

Section 10.3 Buyer’s Remedies.

(a) If this Agreement is terminated pursuant to Section 10.1(a)(ix), and Buyer is not then in material breach of this Agreement, then the Fisher Entities shall pay to Buyer Five Hundred Thousand Dollars ($500,000).

(b) If this Agreement is terminated pursuant to Section 10.1(a)(ix), and within five years after such termination the Fisher Entities or their Affiliates sell the Stations to a third party for a purchase price in excess of the Purchase Price, then upon consummation of such sale to such third party, the Fisher Entities shall pay to Buyer the amount of such excess.

(c) In the event of any such termination, the amounts payable by the Fisher Entities pursuant to Sections 10.3(a) and 10.3(b), as the case may be, shall be liquidated damages and not a penalty and shall constitute full payment and the exclusive remedy for any damages, costs or expenses sustained by Buyer as a result of such termination. The Fisher Entities and Buyer agree in advance that actual damages, costs or expenses would be difficult to ascertain and that the amounts payable by the Fisher Entities pursuant to Sections 10.3(a) and 10.3(b), as the case may be, are fair and equitable amounts to reimburse Buyer for damages, costs and expenses sustained due to the termination of this Agreement described in Section 10.1(a)(ix) and is not a penalty in either case.

(d) The parties recognize that if, prior to Closing, the Fisher Entities breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement, whether prior to or following the Closing, the Fisher Entities shall waive the defense in any such action that there is an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder, and the Fisher Entities agree that Buyer shall have the right to seek specific performance without being required to prove actual damages, post bond, furnish other security, or make an election of remedies. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement to be performed after the Closing. In the event Buyer elects to terminate this Agreement as a result of Fisher Entities’ default hereunder instead of seeking specific performance, Buyer shall be entitled to recover Buyer’s damages.

ARTICLE 11.

GENERAL PROVISIONS

Section 11.1 Survival of Representations, Warranties and Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article 9, the representations and warranties contained in Articles 3 and 4 of this Agreement shall terminate 18 months after the Closing Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) the representations and warranties contained in Sections 3.6, 3.21, and 3.22 shall survive for the full period of any applicable statute of limitations plus sixty (60) days, and (b) the representations and warranties contained in Sections 3.2 and 3.14 and 4.2 shall survive without limitation. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article 3 or 4 after the date on which such representations and warranties terminate as set forth in this Section 11.1.

Section 11.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, under the TBA, and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith and will not, thereafter, use any confidential information contained therein. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated hereby (and any related transactions or arrangements) (the “Transactions”), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

Section 11.3 Governing Law; Venue. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Washington without reference to its choice of law rules.

Section 11.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or 72 hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

If to the Fisher Entities:

Fisher Broadcasting Company

600 University Street, Suite 1525

Seattle, Washington 98101

Attention: Benjamin W. Tucker

with a copy to:

Graham & Dunn PC

Pier 70

2801 Alaskan Way—Suite 300

Seattle, Washington 98121-1128

Attention: Jack G. Strother

If to Buyer, to:

Entercom Communications Corp.

401 City Avenue

Suite 809

Bala Cynwyd, Pennsylvania 19004

Attention: David Field

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, D.C. 20004

Attn: Joseph D. Sullivan

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 11.5 Assignment; Successors and Assigns.

(a) The rights and obligations of any party under this Agreement shall not be assignable or delegable by such party hereto without the written consent of the other parties hereto. Notwithstanding the foregoing, any party may, without the consent of the other parties, (i) assign its rights under this Agreement to any of its Affiliates and (ii) make a collateral assignment of its rights under this Agreement for the benefit of its lenders.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy or claim under or by reason of this Agreement.

Section 11.6 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the TBA and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

Section 11.7 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive.

Section 11.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.9 Expenses. Except as otherwise expressly provided herein or in the TBA, the Fisher Entities and Buyer will each pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and the TBA and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 11.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

Section 11.12 Risk of Loss; Damage to Facilities.

(a) Subject to the TBA, the risk of loss or damage to the Purchased Assets shall be on the Fisher Entities prior to the Closing and thereafter shall be on Buyer. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 9.1, if any material portion of the Purchased Assets is destroyed or damaged on or prior to the Closing (the “Damaged Assets”), the Fisher Entities shall give written notice to Buyer as soon as practicable thereafter, but in any event within five (5) calendar days of discovery of such damage or destruction. The Fisher Entities shall promptly repair or replace the Damaged Assets; provided, however, that if such repair or replacement cannot be completed prior to the scheduled Closing Date, the parties shall postpone the Closing Date for such time as is reasonably necessary for the completion of such repair or replacement without regard to the date specified in Section 10.1(a)(vii); provided, further, that the Fisher Entities shall not be obligated to expend in the aggregate in excess of One Million Dollars ($1,000,000) (the “Damaged Asset Cap”) to effect such repair or replacement. If the aggregate amount of the repair or replacement cost of the Damaged Assets exceeds the Damaged Asset Cap, the Fisher Entities may elect not to repair or replace the Damaged Assets and shall promptly notify Buyer of such election. In such event, Buyer shall have the option, which shall be exercised by written notice to the Fisher Entities within twenty (20) calendar days after receipt of the Fisher Entities’ notice or if there are not twenty (20) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting the Damaged Assets in their destroyed or damaged condition, in which event Buyer shall be entitled to receive a reduction in the Purchase Price at Closing equal to One Million Dollars ($1,000,000), or (b) terminating this Agreement. In the event that the Closing Date is postponed pursuant to this Section 11.12 beyond the date specified in Section 10.1(a)(vii), the parties shall amend the Transfer Application to request an extension of the date of Closing.

(b) The Fisher Entities shall give prompt written notice to Buyer if a Specified Event occurs. A “Specified Event” means the interruption of the broadcast transmission in the normal and usual manner of any of the Stations (other than any interruption resulting from Buyer’s actions under the TBA or Buyer’s failure to perform or discharge its obligations as required by the TBA) for (i) a period of five (5) or more consecutive days or (ii) fourteen (14) or more periods of 24 consecutive hours. If a Specified Event occurs, then the Fisher Entities shall, at their expense (except as provided in the last sentence of this paragraph 11.12(b)), promptly remedy the condition(s) giving rise to the Specified Event within five (5) Business Days following the occurrence of the Specified Event. If the Fisher Entities do not remedy such conditions within such five (5) Business Days, Buyer may terminate this Agreement. Buyer shall exercise its best efforts, including making its Station employees available to the Fisher Entities, to assist and cooperate with the Fisher Entities in effecting the remedy of the condition(s) giving rise to the Specified Event.

Section 11.13 No Third Party Beneficiaries. The Fisher Entities and Buyer do not intend by the execution, delivery or performance of this Agreement to confer a benefit upon any Person not a party to this Agreement.

Section 11.14 Attorneys’ Fees. If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

Section 11.15 Hiring of Employees. If Closing fails to occur for any reason, then for 18 months following termination of this Agreement, (i) Buyer shall not offer employment to or hire any employees listed on Schedule 6.2 or any other individual who was an employee of Buyer but becomes an employee of the Fisher Entities as a result of termination of the TBA whose employment relates to the Business or any of the Stations, and (ii) Buyer shall not offer employment to or hire any employee Buyer whose employment relates to the Business or any of the Stations. If the TBA fails for any reason to become effective, Buyer shall not offer employment to or hire any employees of the Fisher Entities whose employment relates to the Business or any of the Stations until the earlier of Closing or 18 months following termination of this Agreement. The foregoing restrictions shall not prohibit Buyer or the Fisher Entities from making a general, public solicitation or a general industry-specific solicitation for employment or from hiring any individual discharged by Buyer or the Fisher Entities.

Section 11.16 Actions Pursuant to the TBA. Notwithstanding anything contained herein to the contrary, the Fisher Entities shall not be deemed to have breached any of their representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Buyer’s obligation to perform under this Agreement (nor shall the Fisher Entities have any liability or responsibility to Buyer in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent is due to (i) any actions taken by or at the direction of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with Buyer’s performance of its obligations under the TBA, or (ii) the failure of Buyer to perform any of its obligations under the TBA. Buyer acknowledges and agrees that the Fisher Entities shall not be deemed responsible for or have authorized or consented to any action or failure to act on the part of Buyer of its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the TBA solely by reason of the fact that prior to Closing, Fisher Radio shall have the legal right to control, manage and supervise the operation of the Stations and the conduct of the Business, except to the extent the Fisher Entities actually exercise any control, management or supervision of the operation of the Stations or the conduct of the Business.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this ASSET PURCHASE AGREEMENT to be executed as of the day and year first above written.

FISHER BROADCASTING COMPANY

By:	/s/ David D. Hillard
Name: David D. Hillard
Title: Assistant Secretary

FISHER BROADCASTING – PORTLAND RADIO, L.L.C.

By Fisher Broadcasting Company, Its Manager

By:	/s/ David D. Hillard
Name: David D. Hillard
Title: Assistant Secretary

ENTERCOM PORTLAND, LLC

By:	/s/ John C. Donlevie
Name: John C. Donlevie
Title: Executive Vice President

ENTERCOM PORTLAND LICENSE, LLC

By:	John C. Donlevie
Name: John C. Donlevie
Title: Executive Vice President